Exhibit 10.32

SECOND AMENDED AND RESTATED

DEVELOPMENT MANAGEMENT AGREEMENT

Dated as of April 21, 2017

Property: Heritage Fields, City of Irvine, Orange County, California

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SECOND AMENDED AND RESTATED DEVELOPMENT MANAGEMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED DEVELOPMENT MANAGEMENT AGREEMENT made effective as of April 21, 2017 (the “Effective Date”), by and among HERITAGE FIELDS EL TORO, LLC, a Delaware limited liability company (“Owner”), FIVE POINT COMMUNITIES MANAGEMENT, INC., a Delaware corporation (“Manager”), for the purpose of Section 4.8 only, FIVE POINT OPERATING COMPANY, LLC, a Delaware limited liability company (the “Operating Company”) and, for the purpose of Sections 4.7 and 4.8 only, FIVE POINT COMMUNITIES, LP, a Delaware limited partnership (the “Manager Partnership”). Manager and Owner are sometimes referred to each as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Owner is the owner of the Property (as hereinafter defined);

WHEREAS, Owner and Manager are parties to that certain Amended and Restated Development Management Agreement dated as of May 2, 2016 (“Existing DMA”);

WHEREAS, Owner desires to continue to engage Manager as the exclusive independent contractor (i) to manage on Owner’s behalf the development of the Property, (ii) to generally supervise the day-to-day affairs of the Property, (iii) to perfect on Owner’s behalf the existing entitlements and pursue and perfect on Owner’s behalf additional entitlements for the Property, and (iv) in connection with the foregoing, to furnish and perform the functions and services necessary as hereinafter described;

WHEREAS, Manager desires to accept such engagement upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Parties desire to amend and restate in full the Existing DMA pursuant to the terms of this Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and of other good and valuable consideration, Owner and Manager hereby amend and restate in full the Existing DMA and mutually agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms, when used in this Agreement, shall have the respective meanings indicated:

“Affiliate” shall mean, with respect to the Person in question, any other Person directly or indirectly, through one or more intermediaries, Controlling, Controlled by or under common Control with the Person in question. In no event shall Owner and Manager be deemed Affiliates of one another for purposes of this Agreement.

“Affiliate Party” shall mean, with respect to a Person: (a) any Person directly or indirectly owning or holding ten percent (10%) or more of the outstanding voting securities or other equity ownership interests of such Person; (b) any Person ten percent (10%) or more of whose outstanding securities or other equity ownership interests are directly or indirectly owned or held by such Person; (c) any Person Controlling, Controlled by or under common Control with such Person; (d) any officer, director, employee, member or partner of such Person; (e) if such Person is an officer, director, employee, member or partner, any Entity for which such Person acts in any such capacity; and (f) any sibling, direct descendant (including adopted children or grandchildren), parent, grandparent or spouse of such Person, or any trust or limited partnership created solely for the benefit of any such Person. In all events, CEO and Manager shall be considered Affiliate Parties of one another and Lennar and Manager shall be considered Affiliate Parties of one another. Notwithstanding the foregoing, in no event shall Owner and Manager be deemed Affiliate Parties of one another for purposes of this Agreement.

“Affiliate Property Transfer” means any Property Transfer that is not a Non-Affiliate Property Transfer.

“Agreement” shall mean this Second Amended and Restated Development Management Agreement, together with all Exhibits, as the same (including such Exhibits) may be amended and/or restated from time to time in accordance with the terms hereof.

“Amended and Restated Development Agreement” shall mean that certain Amended and Restated Development Agreement by and between Owner and the City of Irvine, dated as of December 27, 2010, recorded in the official records of Orange County, California, as amended or supplemented from time to time.

“Amended and Restated Master Implementation Agreement” shall mean that certain Amended and Restated Master Implementation Agreement by and between Owner and the City of Irvine, dated as of December 27, 2010, as recorded in the official records of the Orange County, California recorder.

“Annual Budget” shall have the meaning set forth in the JV Agreement.

“Approved Budget” shall mean, at the time in question, the Annual Budget set forth in the Approved Business Plan in effect at such time.

“Approved Business Plan” shall mean any Business Plan and any Revised Business Plan Approved by Owner in accordance with the terms hereof, as the same may be modified (or further modified) from time to time in accordance with the terms hereof. The Approved Business Plan for Fiscal Year 2017 was approved by written consent of the Members, dated April 21, 2017.

“Approved by Owner” and “Approval by Owner” (and words of similar import) shall have the meaning set forth in Section 2.5.

“Approved Costs” shall have the meaning set forth in Section 4.5.

“Approved Project Team Budget” shall mean, for any Fiscal Year, a Project Team Budget Approved by Owner in accordance with the terms hereof, as the same may be modified by any Revised Project Team Budget Approved by Owner in accordance with the terms hereof, for such Fiscal Year. The Approved Project Team Budget for Fiscal Year 2017 is included within the Approved Business Plan. The Project Team Budget shall be a component of the Approved Budget.

“Architect” shall mean any licensed architect, engineer, architectural firm or engineering firm engaged by Owner in accordance with the terms hereof to assist with respect to all or any portion of the Project.

“Audited Financial Statements” shall have the meaning set forth in Section 5.2(a).

“Available Cash” shall have the meaning set forth in the JV Agreement.

“Available Insurance Proceeds” shall have the meaning set forth in Section 7.4(a).

“Available Insurance Proceeds Amount” shall have the meaning set forth in Section 7.4(a).

“Bankruptcy” shall mean, with respect to the affected party: (i) the entry of an Order for Relief under the Bankruptcy Code; (ii) the admission by such party in writing of its inability to pay its debts as they mature; (iii) the making by it of an assignment for the benefit of creditors; (iv) the filing by it of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar Law; (v) the expiration of sixty (60) days after the filing of an involuntary petition under the Bankruptcy Code or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency Law, provided that the same shall not have been vacated, set aside or stayed within such sixty (60)-day period; or (vi) an application by such party for the appointment of a receiver for the assets of such party.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Sections 101 et seq.), as amended from time to time.

“Base CPI” shall have the meaning set forth in the definition of “CPI Index Factor.”

“Base Fee” shall have the meaning set forth in Section 4.1.

“Business Day” shall mean any day that is not a Saturday, Sunday or a day on which the Federal Reserve Bank in New York or California is closed for business.

“Business Plan” has the meaning set forth in the JV Agreement, which includes, for the avoidance of doubt, the Annual Budget.

“Cash Flow Participation Agreements” shall mean, collectively, (i) that certain Option for Cash Flow Participation Agreement (LBHI) between Owner and Lehman Brothers Holdings Inc., a Delaware corporation, as debtor and debtor in possession in its chapter 11 case in the United States Bankruptcy Court for the Southern District of New York, Case No. 08-13555 (JPM), dated as of December 29, 2010, and (ii) that certain Cash Flow Participation Agreement (PCCP) between Owner and El Toro LLC, a Delaware limited liability company, dated as of December 29, 2010.

“Categories” means, collectively, each of the following four (4) categories within the Approved Business Plan: (i) all hard construction costs relating to the Project (or any portion thereof) that are required under any development or other agreement between Owner or any of its Affiliates and any Governmental Authority; (ii) all hard construction costs relating to the Project (or any portion thereof) other than those described in clause (i) of this definition; (iii) all costs and expenditures not described in clauses (i) or (ii) of this definition; and (iv) revenues from the sale or lease of the Property or any portion thereof.

“Cause Event” shall have the meaning set forth in Section 6.2(a).

“CEO” shall have the meaning set forth in Section 3.5(a).

“Change in Control” shall mean a Transfer (or series of Transfers) or an Affiliate Property Transfer (or series of Affiliate Property Transfers) in Owner that results in more than fifty percent (50%) of the total Votes (as defined in the JV Agreement) being held, directly or indirectly, by one or more Persons who do not hold a direct or indirect interest in Owner as of the Effective Date; provided, however, that for purposes of this definition, (i) Permitted Dispositions (as defined in the JV Agreement) shall not constitute a Transfer for purposes of this definition and (ii) any change in or Transfer of Votes as a result of a Permitted Disposition (as defined in the JV Agreement) shall not count toward the fifty (50%) threshold referenced above.

“Claim” shall mean any and all actions, suits, claims, penalties, losses, liabilities or damages, whether or not arising out of third-party claims.

“Commercial Property” shall mean, as of any date, those portions of the Property that are designated for the following uses: industrial, office, business park, warehouse, R&D, flex space, retail uses or other non-residential uses permitted under the Entitlements.

“Competency” shall have the meaning set forth in Section 3.5(b).

“Confidential Information” shall have the meaning set forth in Section 9.14(a).

“Consistent with the Approved Business Plan” shall mean that (a) in the case of costs and expenses set forth in the Approved Budget, the incurrence of amounts that exceed any Category by an amount that is five percent (5%) or less (for the Categories described in clauses (i), (ii) and (iii) of the definition thereof) and the sale or lease of the Property or any portions thereof at a price or rents, as applicable, no less than ninety-five percent (95%) of the price set forth in the Approved Business Plan (for the Category described in clause (iv) of the definition thereof), in each case in any Fiscal Year.

“Construction Contract” shall mean any construction contract between Owner (or a Contracting Subsidiary) and a Contractor to be entered into with respect to all or any portion of the Project in accordance with the terms hereof.

“Contracting Officer Capacity” shall have the meaning set forth in Section 2.2(f).

“Contracting Subsidiary” shall mean any direct or indirect subsidiary of Owner that is licensed (or operates under a license in accordance with Laws) created for the purpose of entering into any Construction Contracts and certain other contracts with an Independent Contractor.

“Contractor” shall mean a licensed contractor (other than Manager) engaged with respect to the development of all or any portion of the Project pursuant to a Construction Contract.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, equity interests or by contract. The terms “Controlling” and “Controlled” shall have the meanings correlative thereto.

“Corporate Team” shall mean the individuals selected by the CEO to perform the senior management functions, which management functions are identified on Exhibit A, and any replacements thereof or changes thereto made in accordance with this Agreement. For the sake of clarification, in no event shall the CEO be deemed a member of the Corporate Team for purposes of this Agreement.

“CPI Index” shall mean the California Consumer Price Index for All Urban Consumers, All Items (1982-84=100), issued and published by the Bureau of Labor Statistics of the United States Department of Labor, or a successor substitute index, appropriately adjusted, as reasonably determined by Owner, if such Consumer Price Index is not available.

“CPI Index Factor” shall mean the fraction, expressed as a percentage, the numerator of which fraction is (i) the CPI Index published for the October period of the Fiscal Year immediately preceding the Fiscal Year for which the calculation is being made (the “Prior Year CPI Period”), minus (ii) the CPI Index published for the October period one year prior to the Prior Year CPI Period (the “Base CPI”), and the denominator of which is the Base CPI.

“Disinterested Sellers” shall have the meaning set forth in the definition of “Non-Affiliate Property Transfer.”

“Documents” shall have the meaning set forth in Section 5.1(b).

“Due Care” shall mean the standard of care required of Manager in performing the Manager Services hereunder. “Due Care” shall require Manager to use its commercially reasonable skill and judgment to perform in good faith the Manager Services (i) in the best interests, and for the benefit, of Owner, within the scope of Manager’s authority granted hereunder, and (ii) with the care, skill, prudence and diligence (including diligent inquiry) under the circumstances then prevailing that a prudent asset manager of a company experienced in such matters would use in the management of assets similar to the Property for its own account. The Parties acknowledge and agree that the use of Due Care shall not require Manager to expend any amounts not Consistent with the Approved Business Plan, unless (a) Approved by Owner and approved by Manager or (b) expressly provided for in this Agreement, nor shall it be construed to guaranty that any particular result can or will be achieved.

“EC Consent” shall have the meaning set forth in Section 2.5.

“Effective Date” shall have the meaning set forth in the introductory paragraph.

“Entitlements” shall mean all land use entitlements, permits and rights to develop the Property, whether or not granted and perfected as of the Effective Date, that either exist as of the Effective Date or are contemplated by the Approved Business Plan, including any remaining entitlements, permits and rights necessary to implement and perfect the Existing Entitlements, all as from any and all Governmental Authorities under all applicable zoning and land use restrictions and requirements and all other Laws.

“Entity” shall mean a firm, corporation, partnership, limited liability company, association, trust or other legal entity.

“Event of Default” shall mean a default under any Loan Documents then in effect that has continued beyond the expiration of any applicable notice, cure or grace period (if any).

“Exchange Act” shall have the meaning set forth in Section 2.1(c).

“Excess” shall have the meaning set forth in Section 7.4(a).

“Executive” shall have the meaning set forth in the JV Agreement.

“Executive Committee” shall have the meaning set forth in the JV Agreement.

“Existing DMA” shall have the meaning set forth in the second Whereas clause.

“Existing Entitlements” shall mean all Entitlements in effect as of the Effective Date.

“Family Member” shall mean each, and “Family Members” shall mean more than one, of the spouse, parent, grandparent, child (natural or adopted), a spouse of any such child, grandchild and/or a lineal descendant of any of the foregoing.

“First Renewal Term” shall have the meaning set forth in Section 6.1(b).

“First Renewal Term Modification” shall have the meaning set forth in Section 6.1(b).

“Fiscal Year” shall mean each yearly period (beginning January 1 and ending December 31).

“Force Majeure” shall mean any delays due to: (i) labor strikes, lockouts or other labor disturbances or shortages; (ii) acts of God (including tornados, floods, earthquakes and hurricanes), fires, accidents and other casualties not caused by Manager; (iii) governmental restrictions, enemy action or civil commotion; (iv) fire or explosion; (v) unavoidable casualty; (vi) unusual delays in transportation, embargos, shortages or unavailability of materials, supplies, equipment and/or systems (unless such shortage is caused by, or results from, any action or inaction of Manager or any of its Affiliates); (vii) adverse abnormal weather conditions, power outages; (viii) acts of terrorism (including bio-chemical attacks), war, sabotage, vandalism, civil disturbances, insurrections or riots; (ix) any cause or circumstance resulting in delays, stoppage or any other interference caused by other Persons (other than the Affiliates of Manager) beyond Manager’s reasonable control; (x) any Claims other than Claims commenced or sponsored by Manager or any of its Affiliates and Claims resulting from Manager’s gross negligence, willful misconduct or breach of this Agreement; (xi) the failure of or delay by Owner (other than failures or delays caused by, or at the direction of, Manager) to take any action pursuant to this Agreement, including any cooperation, consent, approval, funding, payment, action or execution described herein, including with respect to (1) the Entitlements in accordance with the terms of this Agreement, (2) the Approved Budget or (3) the Approved Business Plan; (xii) the Bankruptcy of any Lender, Owner or the Joint Venture; (xiii) the Bankruptcy, acts or omissions of and/or delays by any Contractor, Subcontractor or Independent Contractor; (xiv) the acts or omissions of and/or delays by Governmental Authorities, any Lender (including any failure or delay in providing funds) or other Third Parties in each case beyond Manager’s reasonable control, (xv) Laws or other legal requirements enacted by any Governmental Authority after December 29, 2010 that could not be reasonably anticipated by Manager; (xvi) judicial or governmental orders or final judgments entered by courts of competent jurisdiction relating to the Entitlements; (xvii) material adverse changes after December 29, 2010 in U.S., world or applicable state real estate market conditions and/or general business, economic or market conditions (including changes generally in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets) or any similar acts or events; or (xviii) any other delays that constitute any Force Majeure Event (as defined in any of the Loan Documents) or any analogous term in any Loan Documents in effect on the date of determination.

“GAAP” means generally accepted accounting principles set forth in the Accounting Standards Codification of the Financial Accounting Standards Board in effect from time to time, consistently applied.

“GAAP Exceptions” shall mean the lack of footnotes required under GAAP and, with respect to interim financial statements, the lack of normal year end and other adjustments to such interim financial statements.

“Governmental Authority” or “Governmental Authorities” shall mean the United States of America, the State of California, the County of Orange, the City of Irvine, and any agency, department, commission, board, bureau, instrumentality or political subdivision of any of the foregoing, any neighborhood or community groups and any landmark and/or historical preservation agencies or authorities, in each case, now existing or hereafter created, having jurisdiction over the Property or any portion thereof.

“Haddad” shall mean Emile Haddad.

“Incentive Compensation” shall have the meaning set forth in Section 4.4.

“Independent Contractor” shall mean any Architect, consultant, supplier or other independent consultant or independent contractor who is party to a contract with Owner (or any Contracting Subsidiary) in respect of the Project, other than a Contractor or Manager.

“Initial Term” shall have the meaning set forth in Section 6.1(a).

“Involuntary Property Transfer” shall mean a Property Transfer by foreclosure, deed in lieu of foreclosure, short sale, or similar transaction, or in connection with a Bankruptcy of Owner, in each case where Available Cash resulting from such Property Transfer, if distributed by the Joint Venture to the Members in accordance with the terms of the JV Agreement, would not result in any Incentive Compensation Distributions to Manager under this Agreement and where no Incentive Compensation has been paid or is payable prior to the date of such Property Transfer.

“Joint Venture” shall mean Heritage Fields LLC, a Delaware limited liability company. The Joint Venture is the sole member of the sole member of Owner.

“JV Agreement” shall mean that certain Fourth Amended and Restated Limited Liability Company Agreement of Heritage Fields LLC, dated as of April 21, 2017.

“Key Members” shall mean the members of the Corporate Team who, at the time in question, perform the functions of Chief Executive Officer, Chief Financial Officer and Chief Legal Officer.

“Laws” shall mean all applicable federal, state and/or local statutes, case law, rules, regulations, ordinances, codes and the like which are in full force and effect from time to time and affecting or binding on the Property, the Project or the performance by Manager of the Manager Services.

“LBHI Participation Agreement” means that certain Option for Cash Flow Participation Agreement dated as of December 29, 2010 between Owner and Lehman Brothers Holdings, Inc. (“LBHI”), which has been assigned to the Joint Venture.

“Legacy Incentive Compensation” means all Incentive Compensation to the extent such Incentive Compensation is attributable to payments under the LBHI Participation Agreement.

“Lender” shall mean any lender or lenders providing a Loan.

“Lender Remedy Event” shall mean that the matter in question has resulted in an Event of Default, and, as a result thereof (by itself or together with any one or more other Events of Default) either (i) there has been an Involuntary Transfer or (ii) a receiver has been appointed with respect to all or substantially all of the Property.

“Lennar” shall mean, collectively or individually as the context requires, Lennar Parent and each of its direct or indirect wholly-owned subsidiaries.

“Lennar Parent” shall mean (i) Lennar Corporation, a Delaware corporation, (ii) in the event of the merger of Lennar Corporation, a Delaware corporation, with or into any other Entity, the Entity resulting from such merger and (iii) in the event that any Entity acquires all or substantially all of the assets of Lennar Corporation, a Delaware corporation, such acquiring Entity.

“Liability Reserve Availability Amount” shall mean, at the time in question, (x) seven hundred and fifty thousand dollars ($750,000) less (y) any amounts paid by Manager to Owner in accordance with Section 7.4(b) hereof.

“Licensee” shall have the meaning given to such term in Section 2.7(a).

“Lien” shall mean any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any part of the Property, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquidated Damages Payment” shall mean a payment in the amount of $5,000,000 (or, during any renewal term, the amount (if any) identified as the “Liquidated Damages Payment” set forth in the First Renewal Modification Term or the Second Renewal Modification Term, as applicable.)

“Loan” shall mean any loan in respect of the Property made to Owner or to any Entity or Entities owning (or owning collectively), directly or indirectly, 100% of the equity interests in Owner that is secured by the Property and/or such equity interests.

“Loan Documents” shall mean the documents evidencing or securing any Loan.

“Losses” shall have the meaning set forth in Section 7.2(a).

“Manager” shall have the meaning set forth in the introductory paragraph.

“Manager Authorized Representative” shall have the meaning set forth in Section 3.2.

“Manager Liquidated Damages Payment” shall have the meaning set forth in Section 6.2(i).

“Manager Partnership” shall have the meaning set forth in the introductory paragraph.

“Manager Services” shall mean any and all duties and obligations of Manager under this Agreement.

“Members” shall have the meaning set forth in the JV Agreement.

“Non-Affiliate Property Transfer” is a Property Transfer where (i) there are one or more Persons at the time of such Property Transfer holding in the aggregate, directly or indirectly, twenty-five percent (25%) or more of all Percentage Interests (as defined in the JV Agreement) in the Joint Venture none of whom is an Affiliate of the transferee of such Property Transfer (such Persons collectively, the “Disinterested Sellers”) and (ii) the Disinterested

Sellers are not receiving any consideration in exchange for consenting to such Property Transfer beyond their share(s) of proceeds from such Property Transfer, or other consideration received by Owner or the Joint Venture, that are distributed by the Joint Venture in accordance with the terms of the JV Agreement.

“Non-Legacy Incentive Compensation” means all Incentive Compensation, other than Legacy Incentive Compensation.

“Operating Company” shall have the meaning set forth in the introductory paragraph.

“Operating Company Guaranty” means the guaranty attached hereto as Exhibit C executed by the Operating Company.

“Owner” shall have the meaning set forth in the introductory paragraph.

“Owner Authorized Representative” shall have the meaning set forth in Section 3.2.

“Owner Decisions” shall have the meaning set forth in Section 2.4.

“Owner Liquidated Damages Payment” shall have the meaning set forth in Section 6.2(i).

“Party” or “Parties” shall have the meaning set forth in the introductory paragraph.

“Permitted Encumbrances” shall mean (i) any Lien for taxes and assessments (or any installment of an assessment that may be paid in installments) not yet due and payable, or being contested in good faith, (ii) any Liens that secure indebtedness that are Approved by Owner (including any Liens in favor of any current Lender), (iii) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other similar statutory Liens arising or incurred in the ordinary course of the Owner’s business, provided that Manager is using Due Care to promptly remove such Liens; (iv) any Liens which do not and are not reasonably expected to materially delay or increase the cost of development of the Property in a manner not contemplated by the Business Plan; (v) all Liens required by any Governmental Authority in connection with any Entitlements or by any utility provider in connection with the development of the Property; (vi) all pre-printed exclusions from coverage under a standard policy of owner’s title insurance as promulgated by the American Land Title Association except to the extent the same are removable upon delivery of a commercially-reasonable title affidavit, to the extent not otherwise addressed in items (i) through (v) above; and (vii) all exceptions listed on Schedule B of Owner’s title insurance policy, to the extent not otherwise addressed in items (i) through (vi) above; and (viii) any Lien existing on December 29, 2010; provided, however, that in no event shall any of the items described in clauses (i)-(viii) of this definition constitute “Permitted Encumbrances” to the extent any such items are not permitted under the Loan Documents.

“Person” or “Persons” shall mean any natural person or Entity.

“Prior Year CPI Period” shall have the meaning set forth in the definition of “CPI Index Factor.”

“Project” shall mean the development of the Property Consistent with the Approved Business Plan.

“Project Team” shall mean the individuals designated by Manager to perform the Manager Services, and any replacements thereof or changes thereto made in accordance with this Agreement, all of which is consistent with the Project Team Budget.

“Project Team Budget” shall mean a budget for the Project Team, including salaries, bonuses (which Owner acknowledges may increase from Fiscal Year to Fiscal Year), payroll expenses, rent and related occupancy costs, and other administrative expenses with respect, and fairly allocable, to the Project Team, for any applicable Fiscal Year (“Project Team Costs”). In no event shall a Project Team Budget include (i) any projected profit or margin (above actual out-of-pocket costs) for Manager on any Project Team Costs or (ii) any costs allocable to the Corporate Team (other than as otherwise permitted pursuant to an EC Consent or an Approved Budget).

“Project Team Costs” shall have the meaning set forth in the definition of “Project Team Budget.”

“Project Team Reimbursements” shall have the meaning set forth in Section 4.2(b).

“Property” shall mean, as of any date, the various properties and other assets owned or leased by Owner. For the sake of clarification, the term “Property” shall be deemed modified from time to time to reflect any property and assets acquired or disposed of by Owner from time to time after December 29, 2010.

“Property Transfer” shall mean the sale, conveyance, exchange or other transfer of all or substantially all of the Property (whether voluntarily or involuntarily) or a Transfer of all or substantially all of the ownership interests in Owner (whether voluntarily or involuntarily).

“Reminder Notice” shall have the meaning set forth in Section 3.3(c).

“Renewal Term” shall mean each of the First Renewal Term or the Second Renewal Term, as applicable.

“Renewal Term Matters” shall have the meaning set forth in Section 6.1(b).

“Revised Business Plan” shall have the meaning set forth in Section 3.3(e).

“Revised Project Team Budget” shall have the meaning set forth in Section 4.2(c).

“Second ALA” means that certain Second Agreement with City of Irvine as Adjacent Landowner between Owner and the City, dated November 26, 2013.

“Second Renewal Term” shall have the meaning set forth in Section 6.1(c).

“Second Renewal Term Modification” shall have the meaning set forth in Section 6.1(c).

“Subcontractor” shall mean any contractor or supplier of any tier providing services or materials to the Project who is party to a contract with Contractor or any other Subcontractor.

“Term” shall mean the Initial Term as the same may be extended pursuant to Section 6.1 or terminated earlier as provided herein.

“Third Party” shall mean any Person that is not an Affiliate of Owner, any Member, the Joint Venture, the CEO, Manager or the Manager Partnership.

“Transfer” shall mean the direct or indirect sale, conveyance, exchange, abandonment, assignment, transfer, or other disposition of direct or indirect equity interests in a Person. For the avoidance of doubt, the definition of “Transfer” shall not include any collateral assignment, hypothecation, pledge, grant of a security interest or encumbrance of any such direct or indirect equity interests.

“TSA” shall mean the Transition Services Agreement, dated as of May 2, 2016, by and between Lennar Homes of California, Inc. and the Operating Company, as amended from time to time.

“Voluntary Property Transfer” shall mean any Property Transfer that is not an Involuntary Property Transfer.

“Working Capital” shall mean funds which are reasonably necessary for the day-to-day operation of the Property.

ARTICLE II

ENGAGEMENT OF MANAGER AND MANAGER SERVICES

Section 2.1 Development Functions.

(a) Subject to the terms and conditions of this Agreement, Owner hereby engages Manager as an independent contractor and grants to Manager the right and authority necessary to perform the Manager Services Consistent with the Approved Business Plan (including the Approved Budget set forth therein).

(b) Manager shall use Due Care in performing all Manager Services. So long as Manager uses Due Care in the performance of the services required hereunder to achieve a particular result or to perform a particular service but, notwithstanding Manager’s Due Care, such result is not achieved or such service is not performed, such lack of achievement or performance shall not in and of itself constitute a breach by Manager of any of the Manager Services or this Agreement. The absence of the modifier “Due Care” in any provision hereof (or portion thereof) is for convenience and ease in reading and is not to be interpreted as creating a lesser or greater duty or responsibility than that of Due Care with respect to any and all Manager Services. Manager acknowledges that it shall have no authority to act on behalf of Owner except as expressly provided pursuant to the terms hereof or as otherwise Approved by Owner.

(c) The Parties acknowledge and agree that the duties of, and services to be performed by, Manager pursuant to this Agreement are intended to apply solely to Owner as a private Entity that is not subject to any reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the event that, for any reason, whether intentional or inadvertent, Owner becomes subject to reporting requirements pursuant to Section 13 or 15(d) of the Exchange Act (or any successor provision of any statute, rule or regulation having substantially the same effect as either of such sections), Owner and Manager shall negotiate in good faith to determine and agree upon (i) any reasonable additional reporting and other additional duties of Manager in connection with such additional requirements; (ii) the additional time and, to the extent necessary, members of the Project Team that are needed to perform such additional services; and (iii) any additional fees that will be paid to Manager to compensate Manager for the additional time and costs for Manager to perform such additional services. In addition, to the extent the scope of the Project is materially increased from that contemplated in the Approved Business Plan as of the Effective Date, Owner and Manager shall negotiate in good faith to determine and agree upon (i) the addition of, or reduction in, the duties of Manager in connection with any such material change in scope, (ii) any additions to the Project Team and the Corporate Team that are necessary to perform such material change in scope and (iii) any increase in the Base Fee and/or the Approved Project Team Budget that are necessary to pay for such material change in scope. In no event shall any matter that is subject to the negotiation of Owner and Manager under this Section 2.1(c) be modified in connection with Owner becoming subject to any reporting requirements under the Exchange Act or any material increase in the scope of the Project unless and until all of the foregoing has been Approved by Owner and approved by Manager.

(d) Manager represents and warrants to Owner that it has obtained all licenses required by Law and/or Governmental Authorities in order to perform the Manager Services. Manager hereby covenants with Owner that it will maintain the same for as long as this Agreement is in effect and that, from and after the Effective Date and for so long as this Agreement is in effect, it will maintain all other licenses required by Law and/or Governmental Authorities.

Section 2.2 Acceptance of Engagement. Manager hereby accepts the engagement described in this Agreement and agrees to act as an independent contractor of Owner and, subject to the further terms and conditions more particularly set forth herein, to use Due Care to perform (or cause to be performed) the Manager Services Consistent with the Approved Business Plan (including the Approved Budget), in accordance with Laws and the requirements of any Governmental Authorities, and in accordance with the terms of this Agreement (including the limitations imposed by Section 2.4), including the following services:

(a) oversee and direct the development of the Project in accordance with the Existing Entitlements and make recommendations from time to time to Owner for modifications to the Existing Entitlements which it believes are in the best interest of Owner;

(b) [intentionally omitted];

(c) cause the CEO, the Corporate Team and the Project Team to devote attention to the Project in accordance with the requirements set forth in this Agreement (including Section 3.5);

(d) develop, manage, operate, manage the administration of any financing secured by, and maintain the Property and the Project, and comply with the appropriate Governmental Authorities regarding applicable building codes, environmental, traffic flow, zoning and land use and other Laws relating to the development of the Project and management of the Property;

(e) subject to Section 2.1(d), secure or cause to be secured (with the cooperation of Owner), all necessary governmental permits, licenses, certificates, approvals and authorizations necessary to perfect and maintain the Existing Entitlements and (if applicable) perfect and maintain any additional Entitlements obtained from time to time;

(f) manage the procurement of goods and services, and enter into contracts, as agent for the Owner or, in the case of Construction Contracts and certain other contracts with Independent Contractors designated by Owner, cause certain employees of Manager to agree to become officers of a Contracting Subsidiary, and, acting in such officer capacity (a “Contracting Officer Capacity”), enter into contracts on behalf of such Contracting Subsidiary subject to the terms of this Agreement and the organizational documents of such Contracting Subsidiary, in either case using competitive bidding processes for contracts anticipated to have an aggregate contract price of Five Million Dollars ($5,000,000) or more; provided, however, Manager may accept a bid price that is not the lowest bid price without the Approval of Owner if (i) the accepted bid is for Fifteen Million Dollars ($15,000,000) or less, (ii) the accepted bid price is Consistent with the Approved Business Plan, (iii) the Person who submitted the accepted bid is not an Affiliate Party of Manager, Owner, the Joint Venture or any Member and (iv) Manager provides prior notice, containing a brief explanation as to Manager’s rationale for not accepting the lowest bid, to Owner; provided, further, that upon Manager’s presentation of reasonable and appropriate evidence to the Owner Authorized Representative evidencing that Manager has sufficient market knowledge with respect to the goods or services that are the subject of such bid, Manager may accept a bid that is not the lowest bid without complying with the immediately preceding proviso clause, provided that the Owner Authorized Representative consents thereto (which consent shall not be unreasonably withheld) and the accepted bid price is Fifteen Million Dollars ($15,000,000) or less and is Consistent with the Approved Business Plan. If Manager enters into any document, instrument or agreement on behalf of Owner, it shall execute such document, instrument or agreement as agent for Owner. Notwithstanding anything to the contrary in this Agreement, in no event shall Manager be required to (I) enter into any document, instrument or agreement on behalf of Owner, (II) enter into any such contracts, documents and agreements in its own name (other than the Loan Documents to which it is a party and other than such other documents where the context clearly requires Manager (and not Owner or a Contracting Subsidiary) to be the party thereto), (III) execute or enter into any Loan Document as agent for Owner or certify (or performing a similar function) in writing which is delivered to Lender as to any information provided by Owner to Lender, unless such certificate or document clearly and expressly provides that it is provided solely to and for the sole benefit of Owner and may not be relied upon by any other Person, including Lender, regardless of whether such certification and the delivery thereof by Owner to Lender is required under the applicable Loan Documents; or (IV) act as a general contractor in connection with the Project. Nothing in the foregoing shall derogate from the obligations of the officers of any Contracting Subsidiary to execute documents in a Contracting Officer Capacity on behalf of a Contracting Subsidiary in accordance with Section 2.7. Owner acknowledges that certain Manager Services may be performed by Lennar pursuant to the TSA. Manager shall not materially increase the scope of Manager Services performed by Lennar other than with respect to any administrative or other “back office” services, without the Approval of Owner, which Approval shall not be unreasonably withheld, conditioned or delayed.

(g) maintain title to the Property free and clear of any and all Liens other than Permitted Encumbrances and remove, satisfy and/or discharge of record (or cause to be removed, satisfied and/or discharged of record) as soon as practicable (and in any event prior to the same ripening into an Event of Default) any such Liens (other than Permitted Encumbrances) that are filed against the Property notwithstanding Manager’s Due Care efforts to the contrary;

(h) subject to the terms of this Agreement, retain on Owner’s behalf (or, in the case of a Contracting Subsidiary, through the Manager’s employees acting in a Contracting Officer Capacity, engage (to the extent permitted by the organizational documents of such Contracting Subsidiary)) all Independent Contractors necessary and appropriate to inspect, test and evaluate the Property; arrange for and review each Architect’s preparation of, all plans and revisions thereto for the Project and submit the same for Approval by Owner, and arrange for and review surveys, engineering reports, environmental assessments, property condition reports, soils and structural reviews, historic evaluations and any similar documents for, and to facilitate the pre-development and development of, the Property and the Project, and coordinate all such parties and recommend to Owner, based upon consultation with any Contractor or Independent Contractor any required special testing;

(i) coordinate and supervise all phases of the construction and development of the Project including (1) reviewing and monitoring construction schedules for the Project or any portion thereof approved by Lender and facilitate the orderly processing of construction and completion thereof in accordance therewith, (2) reviewing all requests for change orders from each Contractor, Independent Contractor and Subcontractor, (3) reviewing all requests for payment from any Contractor or Independent Contractor and submit the same for Approval by Owner to the extent not Consistent with the Approved Business Plan and comply with any requirements of any Lender with respect thereto, (4) reviewing all materials prepared and submitted to Owner by any Contractor or Independent Contractor, (5) reviewing, monitoring and coordinating the resolution of all contract claims, and (6) acting as the representative of Owner as construction manager in dealing with all Contractors, Independent Contractors and Subcontractors.

(j) negotiate or supervise the negotiation with all applicable utility companies, whether public or private, for the utility service to be provided to the Property for the installation of all utility equipment in connection therewith;

(k) monitor on a regular and continuing basis the cost of materials, labor, equipment and other items used in the planning, development, operation, construction, maintenance and marketing of the Property or any portion thereof, Consistent with the Approved Business Plan and, where increases in costs will cause the applicable line item in the Approved Budget to be exceeded, make recommendations to Owner as to the most appropriate method of limiting the effect of such cost increases;

(l) with respect to any Loan, (1) consult with and keep reasonably informed the Lender as to the status of the Project, the Property and/or Owner; (2) consult with any construction consultant selected by any such Lender, and (3) prepare and submit to Owner for Owner’s Approval and, if applicable, its execution and delivery, so that Manager can deliver to Lender any and all periodic statements or other documents required to be submitted in connection with any Loan or any disbursement requests thereunder or otherwise;

(m) establish a procedure for making payments due from Owner to any Contractor and the Independent Contractors in order to review, verify and make progress payments to the same; for approving of all bills and expenditures and paying and discharging all costs, expenses, liabilities and obligations on behalf of Owner, subject to any requirements under the Loan Documents and supervise the disbursement of each Loan for the payment of any Contractor and Independent Contractor;

(n) procure insurance for Owner and the Property through an agent Approved by Owner in its reasonable discretion, pursuant to the provisions of Article VII, require that all Contractors, Subcontractors and Independent Contractors maintain such insurance as Manager reasonably deems necessary to the extent such insurance is customarily maintained by such parties with respect to assets similar to the Property and review, monitor and coordinate the resolution of all insurance claims;

(o) retain on Owner’s behalf such accountants Approved by Owner or provided for in the Business Plan as are necessary to comply with the Manager Services, and utilize such accounting and disbursement systems as reasonably Approved by Owner;

(p) collect from each Contractor and deliver to Owner the originals of all permits, licenses, guaranties, warranties, bills of sale and any other contracts, agreements, or commitments obtained or received by any Contractor for the account or benefit of Owner;

(q) maintain, or cause to be maintained, appropriate security for the Property and the Project;

(r) maintain separate books and records with respect to Owner, all Contracting Subsidiaries and the Property;

(s) administer disputes with Third Parties in respect of the Property;

(t) engage counsel for non-litigation matters (including any non-litigation matters relating to the Entitlements);

(u) engage counsel, subject to the Approval of Owner (except to the extent provided in the immediately preceding subsection above), for any litigation matter, and oversee the management of any such legal matter on behalf of Owner, subject to the Approval by Owner with respect thereto;

(v) collect from any Contractor all operating instructions, manuals, field record information, samples, shop-drawings and product data required to be provided by such Contractor to Owner in connection with the Project;

(w) oversee the public relations effort for the Property as the representative of Owner;

(x) [intentionally omitted];

(y) maintain a continuing relationship and conduct and supervise all dealings with any Governmental Authorities and oversee the governmental relations effort for the Property as the representative of Owner;

(z) oversee the sales and marketing effort for the Property, recommending such advisors and agents for Owner to engage as may be necessary and appropriate and negotiate all sales contracts;

(aa) perform all duties of the Administrative Member (as defined in the JV Agreement) so as not to create any violation of the JV Agreement;

(bb) monitor local commercial market conditions and trends for all commercial product types, including mixed-use developments;

(cc) provide recommendations to Owner on strategy with respect to the Commercial Property, including market timing and appropriate product mix;

(dd) conduct financial feasibility analyses, including land residual market studies, investment return analyses and business planning assumptions for construction costs and rental rates with respect to the Commercial Property;

(ee) provide information, financial analysis and recommendations necessary to update the commercial components of the Approved Business Plan and related financial pro forma as necessary from time to time;

(ff) provide recommendations for a commercial consulting team, including brokers, architects, market experts and other consultants, to assist in development and implementation of the Approved Business Plan with respect to the Commercial Property;

(gg) direct such recommended commercial consulting team in the planning, parcelization, design, marketing and sale of the parcels of Commercial Property;

(hh) recommend procedures for the sale of the Commercial Property pursuant to the Approved Business Plan;

(ii) coordinate the Commercial Property sale process; providing to Owner information on potential commercial land purchasers, including prior performance and ability to access financing;

(jj) within the Approved Business Plan and other land sale program parameters, and subject to requisite approvals by Owner, negotiate purchase and sale agreements for sale of Commercial Property; and

(kk) provide strategy, financial analysis, recommendations and reports pertaining to the Commercial Property as may be requested from time to time by Owner for Executive Committee actions.

Section 2.3 Intentionally Omitted.

Section 2.4 Owner Decisions. Except to the extent expressly provided to the contrary in this Agreement (but without expanding the scope of Manager’s authority under the other provisions of this Agreement), Manager shall take no action, expend any sum, make any decision, or incur any obligation respect to any matter within the scope of the actions enumerated below (the “Owner Decisions”) without Approval by Owner:

(a) taking any action, expending any sum, making any decision or incurring any obligation not Consistent with the Approved Business Plan, including the Project Team Budget which is part of the Approved Business Plan;

(b) acquiring any additional land or interest therein on behalf of Owner or any Contracting Subsidiary (other than right of way acquisitions for the construction of backbone improvements, boundary line adjustments and/or exchanges of land with the City of Irvine that are contemplated in written agreements approved by Owner, such as those contemplated under the Amended and Restated Development Agreement and the Second ALA), entering into any lease or other agreement granting rights to occupy all or any portion of the Property and/or the Project (whether as the lessor/grantor or lessee/grantee) other than temporary license or lease agreements (such as agricultural leases or access licenses) that are terminable when necessary to allow Owner to develop the areas subject to any such lease or license;

(c) undertaking any of the following but only to the extent it requires a discretionary approval or is not otherwise contemplated in the Approved Business Plan: entering into any written agreement with a Governmental Authority on behalf of Owner or any Contracting Subsidiary, entering into any written amendment or modification thereto or to any existing written agreement with a Governmental Authority (including the Amended and Restated Development Agreement and the Amended and Restated Master Implementation Agreement), entering into any written modification to the Existing Entitlements, or accepting in writing any mitigation measures or conditions or requirements of approval imposed by any Governmental Authorities in connection therewith;

(d) entering into, or entering into any modification or amendment of, any Loan Document on behalf of Owner or any Contracting Subsidiary or taking any action prohibited by any Loan Document;

(e) any matter requiring the Approval of Owner under this Agreement;

(f) mortgaging or the placing of any other encumbrance on the Property or any portion thereof except for Permitted Encumbrances;

(g) selling or Transferring, or entering into of any agreement to sell or Transfer, all or any portion of the Property (in the case of a sale) or all or any portion of any direct or indirect equity interest in Owner or any Contracting Subsidiary (in the case of a Transfer);

(h) instituting any legal action on behalf of Owner, any Contracting Subsidiary or the Joint Venture; settling any claims, suits, debts, demands or judgments against Owner, any Contracting Subsidiary or the Joint Venture in excess of Fifty Thousand Dollars ($50,000); or retaining any counsel for Owner, any Contracting Subsidiary or the Joint Venture for litigation matters;

(i) constructing any improvements or the making of any capital improvements in, to or of the Property or the Project or any portion of either except to the extent Consistent with the Approved Business Plan;

(j) performing any act or conducting any transaction with respect to the Property or the Project outside the ordinary course of Manager’s duties under this Agreement or otherwise prohibited hereunder;

(k) any matter under Article VI expressly requiring the Approval by Owner;

(l) subcontracting of any duties by Manager under this Agreement; provided that (i) nothing in the foregoing shall be interpreted so as to prevent Manager from engaging any Third Party independent contractors with a particular area of expertise in order to assist Manager in performing any of the Manager Services requiring such expertise and (ii) to the extent the costs and expenses of engaging any such Third Party independent contractor are borne by Owner, such engagement is Consistent with the Approved Business Plan; and

(m) entering into any agreement with respect to the Property or the Project or any portion of either with an Affiliate Party of Manager or with any Member or an Affiliate Party of any Member, except for any agreement expressly approved hereunder.

Section 2.5 Owner Approval. “Approved by Owner” or “Approval by Owner” or words of similar import or any matter or thing in this Agreement requiring Owner to make a determination, approval or consent (or word or words of similar import) shall mean the approval by the Executive Committee in a writing and executed by the Executive Committee or at a meeting held in accordance with the provisions of the JV Agreement in advance of the matter, thing or action requiring such determination, approval or consent, and any action so taken by the Executive Committee shall be binding on Owner and any Contracting Subsidiary for all purposes. For purposes of clarification, the execution of such written instrument by the Executive Committee shall mean the execution of such written instrument by the requisite Executives in accordance with the requirements of the JV Agreement (hereinafter, an “EC Consent”). Unless the term “reasonable” is used herein with respect to the Approval or determination (or, in each case, a word or words of similar import) by Owner or the determination, approval or consent (or, in each case, a word or words of similar import) by Manager of a particular action or decision, such Party shall have the right in its sole and absolute discretion to withhold its Approval or approval, as applicable, of such action or decision with respect to which its Approval or approval, as applicable, is required. In furtherance of the foregoing, the Parties acknowledge and agree that prior to the Effective Date, the Executive Committee adopted several EC Consents some of which approved and/or clarified certain Owner Decisions, all of which remain in full force and effect and are not superseded or nullified by this Agreement.

Section 2.6 Communication with Government Officials and Contractors. Provided that no Event of Default and no default (beyond any applicable notice or grace period) under any documents evidencing the Existing Entitlements (including the Amended and Restated Development Agreement and the Amended and Restated Master Implementation Agreement) shall then exist, Owner covenants and agrees that it shall not (a) enter into any conversations with contractors and consultants involving material substantive discussions with respect to the Project; or (b) enter into any conversations with governmental officials involving substantive discussions with respect to the Project or which would have the effect of undermining in any material respect Manager’s ability to effectively represent Owner before governmental officials. Owner agrees that a breach of the covenant in clause (b) of this Section 2.6 shall constitute a material breach of this Agreement. In the event of a breach of either of the foregoing covenants, if Manager has the right, as a matter of Law, to terminate this Agreement as a result of such breach, and if Manager in fact terminates this Agreement, Manager shall have all rights and remedies available under Law or in equity in respect of a breach by Owner of the covenants set forth in this Section 2.6.

Section 2.7 Contracting Subsidiary.

(a) A Contracting Subsidiary has been formed with the intent that it and/or Owner shall enter into Construction Contracts and certain other contracts with Independent Contractors. Manager agrees to provide one of its employees who has (and Manager represents, warrants and covenants that such employee has), a general contracting license and/or a general engineering contracting license (collectively, a “Contracting License”) who has agreed to permit and qualify the Contracting Subsidiary to utilize his Contracting License (and any such employee (or any other individual) who permits a Contracting Subsidiary to utilize his or her Contracting License, a

“Licensee”) so that, after complying with all procedures required under California Law for a Licensee to qualify an Entity to utilize the Licensee’s Contracting License, such Contracting Subsidiary can, in compliance with Law, enter into Construction Contracts; provided, however, that if Manager does not employ a Licensee, Manager shall use its commercially reasonable efforts to identify and, if one is not then employed by Manager, employ or engage another individual with a Contracting License to act as Licensee. Owner agrees to appoint (or to cause such Contracting Subsidiary to appoint) Licensee as an officer of such Contracting Subsidiary so that (i) Licensee will be a “Responsible Managing Officer” (as defined under applicable California Law) and (ii) such Contracting Subsidiary can, after compliance with all procedures required by Law, lawfully be qualified for and utilize his or her Contracting License to enter into Construction Contracts. Owner and Manager agree to cooperate with one another to appoint CEO and/or one or more additional employees of Manager as officers of such Contracting Subsidiary in order to facilitate the execution and delivery of Construction Contracts and such other contracts with Independent Contractors. Manager agrees to provide a substitute employee to act as Licensee if at any applicable time the existing Licensee no longer holds a Contracting License, is no longer employed by Manager or no longer agrees to act as Licensee (provided, however, that if, at the time in question, Manager does not employ an individual with a Contracting License who agrees to act as Licensee, Manager shall use commercially reasonable efforts to identify and engage another individual with a Contracting License to act as Licensee).

(b) The organizational documents of the Contracting Subsidiary shall impose restrictions on the authorization of the CEO and/or such other employees of Manager who are appointed as officers of such Contracting Subsidiary to enter into Construction Contracts and any other applicable contracts with an Independent Contractor (and without derogating from any act, matter or thing requiring Approval of Owner in accordance with the terms hereof), which restrictions shall be Approved by Owner, which Approval shall not be unreasonably withheld, conditioned or delayed. Owner shall have the right (or shall grant such to the Contracting Subsidiary the right), in its or their sole and absolute discretion, to remove any officers of the Contracting Subsidiary for any reason or no reason in its or their sole and absolute discretion.

(c) Any employees of Manager appointed as officers of any Contracting Subsidiary shall be insured under the same directors’ and officers’ liability insurance policies (which shall have commercially reasonable coverage) that it provides to any other officers or directors of any Contracting Subsidiary.

(d) The organizational documents of the Contracting Subsidiary shall provide for standard indemnification of their officers and directors; provided, however, that the scope of any indemnification shall be subject to the carve-outs from Owner’s indemnification obligations under Section 7.2(a) and Manager shall be obligated to indemnify the Contracting Subsidiary on the terms and conditions set forth in Section 7.2(b), including the limitations set forth in Section 7.4.

ARTICLE III

IMPLEMENTATION AND RESTRICTIONS

Section 3.1 Cooperation of Owner. Upon request by Manager at any time and from time to time, Owner shall furnish Manager with any and all information and documents reasonably available to Owner and required by Manager to perform the Manager Services.

Section 3.2 Authorized Representatives. The CEO shall represent Manager and act as its exclusive representative for all purposes hereunder (the “Manager Authorized Representative”). Alan Epstein shall represent Owner and act as its exclusive representative for the expressly enumerated purposes hereunder (the “Owner Authorized Representative”). The Owner Authorized Representative shall coordinate matters requiring Approval by Owner under this Agreement, and Manager shall be entitled to rely on any notice from the Owner Authorized Representative that any action, thing or matter has been Approved by Owner. Either Party may at any time and from time to time remove, replace or otherwise change the identity of the Manager Authorized Representative or the Owner Authorized Representative, as applicable, by giving notice to the other. Effective upon delivery of such notice, references to the “Manager Authorized Representative” or the “Owner Authorized Representative”, as the case may be, shall mean such replacement.

Section 3.3 Approved Business Plan.

(a) [Intentionally omitted].

(b) In addition to the review of the Approved Business Plan contemplated in Section 3.3(e) below, on or before November 1 of each Fiscal Year, Manager shall prepare and deliver to Owner for review and Approval by Owner an updated Business Plan (including a new Annual Budget) for the immediately succeeding Fiscal Year. Each such Annual Budget shall contain the type of information set forth in the Approved Budget that is attached as an exhibit to the Approved Business Plan for Fiscal Year 2017, except to the extent such information is no longer applicable.

(c) Such Business Plan shall be subject to the review and Approval by Owner and Owner shall provide Manager with any objections to such Business Plan in writing, in reasonable detail, within thirty (30) days after delivery thereof by Manager. If Owner does not provide its Approval or written objections within such thirty (30) day period, and Manager gives notice (the “Reminder Notice”) to Owner of such failure by Owner, then, if Owner still does not provide its Approval or written objections within twenty (20) days following delivery of such Reminder Notice, Owner shall be deemed to have objected to such Business Plan as submitted by Manager. If Owner has any objections to such Business Plan, Owner and Manager shall meet or speak within fourteen (14) days following Manager’s receipt of Owner’s objections and shall discuss any objections made by Owner, and Manager shall submit within seven (7) days after such discussion, written revisions to such Business Plan following such discussion. Such Business Plan, as modified to reflect the revisions Approved by Owner, shall become, upon such Approval by Owner, the Approved Business Plan for the next Fiscal Year. The Business Plan shall be prepared by Manager based on its good faith assumptions, estimations and projections. In no event shall Manager be deemed to have guaranteed or otherwise be liable under or in breach of this Agreement solely for the failure of Owner to achieve any projected results in any Approved Business Plan. The Approved Business Plan for each Fiscal Year shall supersede in its entirety the Approved Business Plan for the immediately preceding Fiscal Year.

(d) During each Fiscal Year during the Term, Manager shall adhere to, and not exceed, the Approved Budget with respect to the expense items set forth therein for such Fiscal Year; provided that Manager shall be permitted, at any time and from time to time, to deviate from the Approved Budget for expenditures or obligations involving amounts Consistent with the Approved Budget and as permitted pursuant to Section 3.4 and, accordingly, all references in this Agreement with respect to Manager making or causing Owner to make expenditures that are within (or words of similar meaning) the Approved Budget that do not expressly permit such expenditures to be made Consistent with the Approved Business Plan shall be deemed to permit Manager to make or cause Owner to make expenditures that are Consistent with the Approved Business Plan.

(e) At each quarterly meeting of the Executive Committee contemplated under the JV Agreement, Manager shall review with Owner the status of the operations of the Project and its consistency with the Approved Business Plan, including whether Manager recommends any changes to the then-Approved Business Plan. Additionally, if at any time during the then current Fiscal Year Manager shall, in the performance of the Manager Services, determine that the Approved Business Plan relating to such Fiscal Year is no longer appropriate, in whole or in any material part, for any reason, Manager shall submit to Owner an amendment to or a revision of the Approved Business Plan (the “Revised Business Plan”). Owner shall give its Approval or a written disapproval (and in the case of disapproval, specifying in reasonable detail its objections in accordance with Section 3.3(c)) of the proposed Revised Business Plan. If Owner does not give its Approval or written disapproval and Manager gives the Reminder Notice to Owner, then Owner shall give Approval or written disapproval (and in the case of disapproval, specifying in reasonable detail its objections in accordance with Section 3.3(c)); provided that if Owner still has not provided Approval or written disapproval within twenty (20) days after delivery of the Reminder Notice, Owner shall be deemed to have objected to such proposed Revised Business Plan as submitted by Manager.

(f) Owner and Manager agree that the Approved Business Plan for Fiscal Year 2017 shall govern unless and until it is superseded by a subsequent Business Plan Approved by Owner. Thereafter, if, despite the good faith efforts of Owner and Manager, there is no (i) Approved Business Plan by January 1 of the applicable Fiscal Year (i.e. by January 1, 2018 for Fiscal Year 2018) or (ii) Revised Business Plan Approved by Owner on or prior to the sixtieth (60th) day after Manager first submitted such Revised Business Plan, then those portions of the proposed Business Plan or such Revised Business Plan, as the case may be, submitted by Manager for such Fiscal

Year or balance of such Fiscal Year, as the case may be, that are Approved by Owner shall become effective on January 1 of such Fiscal Year (in the case of a Business Plan) or on the first day of the month immediately following the date of Owner’s Approval (with respect to a Revised Business Plan). Pending resolution of any disputed item in any proposed Business Plan or Revised Business Plan, the prior Fiscal Year’s Approved Business Plan (in the case of a proposed Business Plan) or the current Fiscal Year’s Approved Business Plan (in the case of a Revised Business Plan) shall remain in effect with respect to committed expenditures (including committed capital expenditures) and general overhead expenses.

Section 3.4 Emergencies. Notwithstanding anything contained in Section 3.3 or this Agreement to the contrary, in the event of any emergency condition affecting the Property or Owner, which could reasonably be expected to result in material physical damage to the Property or injury or death to persons located on the Property, and during such occurrence Manager reasonably believes that it is not feasible to contact Owner and obtain the required Approval by Owner for taking certain action in response to such condition in the applicable time frame requiring such action, Manager shall act in a manner intended to mitigate or prevent threatened damage or loss which would result in greater expense to Owner than if no such action was taken and shall be entitled to make expenditures in connection therewith that are not provided in the Approved Budget or otherwise Approved by Owner, without the prior Approval by Owner. In such a case, Manager shall use its good faith efforts to make telephonic contact with the Owner prior to, or as soon as practicable after, taking any actions under this Section 3.4 and thereafter keep Owner reasonably informed of any such actions.

Section 3.5 Employees and Staffing.

(a) Haddad is the current chief executive officer of Manager (the “CEO”). Manager shall cause the Project Team to perform the Manager Services and to dedicate all of their normal working hours to the Project (except for certain individuals who will primarily be performing the Manager Services but may also spend time on other matters for Manager, and whose compensation is allocated proportionately as part of the Project Team Budget Approved by Owner). Manager shall cause the Corporate Team to perform the Manager Services described on Exhibit A and to dedicate such time to the Project as required (which may or may not be on a full-time basis) in order to perform such Manager Services.

(b) To the extent Owner, in its reasonable judgment, desires to cause the removal of any member of the Project Team as a result of Owner’s concerns over such person’s degree of skill, professional behavior and/or competency (individually or collectively, as the case may be “Competency”), Owner shall first notify Manager in writing, including a detailed explanation of Owner’s concerns. In such event, unless, in Owner’s and Manager’s judgment, the nature and gravity of Owner’s Competency concerns and the actions of such Project Team member require immediate termination of such Project Team member, Manager shall counsel such Project Team member with respect to Owner’s Competency concerns and inform the Project Team Member that unless the problem is addressed, the employment of such Project Team member may be terminated. If, after a reasonable period, notwithstanding such counseling (or if Owner and Manager have agreed that such counseling is not required), Owner desires to remove such Project Team member because of such Project Team member’s lack of Competency, Owner and Manager shall thereafter determine a mutually acceptable resolution to the issue, absent which resolution, Owner shall have the right to require Manager to (in Manager’s discretion) either terminate the employment of such Project Team member or remove such employee from the Project Team so that such employee is no longer permitted to perform any Manager Services hereunder.

(c) Owner hereby agrees that Manager shall have the right, without Owner’s Approval, to replace, substitute or reduce the number of the members of the Project Team or the Corporate Team as Manager determines necessary for the continued provision of the Manager Services required hereunder. Manager shall not have the right, without the Approval of Owner, to add any members of the Project Team to the extent such action causes Project Team Costs to not be in accordance with the Approved Business Plan. Manager shall use Due Care to ensure that any replacements, substitutions and/or additions to the Project Team or the Corporate Team have the necessary skill, knowledge, and experience to provide the services required hereunder. Manager hereby agrees that it will provide Owner with notice of any replacements, substitutions, additions or any reductions to members of the Project Team or the Corporate Team made in accordance with this Section 3.5(c), which notice will include an explanation of how such replacements, substitutions, additions or reductions to the Project Team or the Corporate Team, as the case may be, will continue to have the necessary skill, knowledge, and experience to provide the services required hereunder.

(d) The CEO, the members of the Project Team and the members of the Corporate Team shall be employees of Manager and not Owner. Subject to Section 2.4, Manager may engage any other independent contractors (provided that no such independent contractors shall be deemed in any respect to be employees (or independent contractors) of Owner). In addition, Manager shall have the right to engage one or more Independent Contractors or Contractors on behalf of Owner or a Contracting Subsidiary. For the avoidance of doubt, any such Independent Contractors engaged by Manager on behalf of Owner in accordance with the immediately preceding sentence shall be at Owner’s sole cost and expense, and any Contractor or Independent Contractor engaged by a Contracting Subsidiary shall be at such Contracting Subsidiary’s sole cost and expense. The compensation, retention and performance of the CEO, the members of the Project Team, the members of the Corporate Team and any independent contractors engaged by Manager on its own behalf shall be determined by Manager and (subject to Section 4.2) payable solely by Manager, provided that in the case of the Project Team and any Independent Contractors engaged by Manager on Owner’s behalf and expense (or by any Contracting Subsidiary’s at such Contracting Subsidiary’s cost and expense), compensation shall be Consistent with the Approved Business Plan. Except as permitted in any EC Consents, in no event shall compensation paid by Manager to members of the Corporate Team result in any increase of costs or expenses to Owner (it being agreed and understood that the Base Fee payable pursuant to Section 4.1 shall be Owner’s sole obligation with respect to compensation of the members of the Corporate Team). Manager shall be responsible for complying with all Laws and regulations and collective bargaining agreements affecting such employment, including the provision at Manager’s expense of any benefits or compensation required by statute or contract, subject to Owner’s obligation to pay the Project Team Costs Consistent with the Approved Business Plan.

(e) Manager shall cause CEO to meet with the Owner Authorized Representative and such other Person or Persons Approved by Owner, on a monthly basis (either in person or via telephone) in order to apprise Owner as to the status of the Property and consult with Owner on ongoing strategy relating thereto, including providing or making available to Owner copies of all material correspondence and other material information received by Manager with respect to the Property.

Section 3.6 Minimum Ownership Requirements. At all times during the Term, the Operating Company, together with its successors (including any successor by merger or reorganization) shall (i) own, directly or indirectly, in the aggregate, not less than 20% of the equity ownership interest in Manager, and (ii) maintain Control of Manager.

ARTICLE IV

MANAGER’S COMPENSATION AND REIMBURSABLES

Section 4.1 Base Fee. For and in consideration of the services rendered or to be rendered by Manager hereunder, Owner shall, subject to and in accordance with the terms and provisions of this Agreement, pay to Manager during the Term a fee (the “Base Fee”) in the following amounts:

(a) For the 2017 Fiscal Year, a Base Fee equal to $513,096.26 per month;

(b) for each subsequent Fiscal Year in the Initial Term, a Base Fee equal to the sum of (x) the Base Fee during the immediately preceding Fiscal Year plus (y) the product of the Base Fee during the immediately preceding Fiscal Year multiplied by the CPI Index Factor;

(c) during the First Renewal Term, if any, a Base Fee in the amount agreed upon by Owner and Manager as set forth in the First Renewal Term Modification; and

(d) during the Second Renewal Term, if any, a Base Fee in the amount agreed upon by Owner and Manager as set forth in the Second Renewal Term Modification.

Section 4.2 Project Team Budget; Project Team Reimbursements.

(a) Manager has prepared a Project Team Budget for Fiscal Year 2017 that has been Approved by Owner, which is part of the Approved Business Plan for Fiscal Year 2017. In addition to any update that may be a part of a Revised Business Plan presented by Manager in accordance with Section 3.3(e) above or a revised Project Team Budget in accordance with Section 4.2(c) below, on or before November 1 of each Fiscal Year commencing with Fiscal Year 2017, Manager shall prepare and deliver to Owner for its review and approval, a Project Team Budget for the next succeeding Fiscal Year. Such Project Team Budget shall indicate the amount of any increase in each line item as compared to (i) the corresponding line item from the Approved Project Team Budget for the immediately preceding Fiscal Year and (ii) the actual Project Team Costs for the corresponding line item from the immediately preceding Fiscal Year, together with reasonable supporting documentation and an explanation, in reasonable written detail, for each increase and/or decrease. The Project Team Budget shall be subject to Approval by Owner, which approval shall not unreasonably be withheld, conditioned or delayed, and Owner shall provide Manager with any objections thereto in writing, in reasonable detail, within thirty (30) days after delivery thereof from Manager. If Owner does not provide its Approval or such written objections within such thirty (30) day period, and Manager gives notice to Owner of such failure by Owner, then, if Owner still does not provide its Approval or such written objections within twenty (20) days following such second notice, Owner shall be deemed to have objected to such Project Team Budget. If Owner has notified Manager of any written objections to the Project Team Budget, Owner and Manager shall meet or speak within fourteen (14) days following Owner’s delivery of such notice to Manager and shall discuss any objections made by Owner, and Manager shall submit, within seven (7) days after such discussion, written revisions to the Project Team Budget following such discussion, as modified to reflect the revisions requested by Owner, which Project Team Budget with such revisions shall become the Approved Project Team Budget for the next Fiscal Year. Each Project Team Budget shall be prepared by Manager based on its good faith assumptions, estimations and projections.

(b) During each Fiscal Year, Owner shall pay Manager for the amount of the Approved Project Team Budget, payable in equal monthly installments, in advance (the “Project Team Reimbursements”). Within thirty (30) days after written demand by Owner (but not more frequently than two times per Fiscal Year), Manager shall reconcile the actual Project Team Costs for the current Fiscal Year against the then current Project Team Budget for such year.

(c) Each of Owner and Manager shall have the right at any time during any Fiscal Year to request an interim update to the Approved Project Team Budget if it believes actual Project Team Costs will be higher or lower than the amounts set forth in the Approved Project Team Budget. In the event of the exercise of such right by either Party, Manager shall submit to Owner an updated Project Team Budget (a “Revised Project Team Budget”) reflecting the revised Project Team Costs for the remainder of such Fiscal Year, together with such reasonable supporting documentation evidencing the basis for its belief that actual Project Team Costs for the balance of such Fiscal Year will be higher or lower than that set forth in the Approved Project Team Budget; provided, that in the case of an Owner request, Manager shall submit such Revised Project Team Budget within ten (10) Business Days after such request by Owner. Owner shall give Approval or written disapproval of the proposed Revised Project Team Budget within sixty (60) days after Manager first submitted such Revised Project Team Budget. If Owner does not give its Approval or written disapproval within such period, and Manager gives notice to Owner of such failure by Owner, then, if Owner still does not provide its Approval or written objections within twenty (20) days following such second notice, Owner shall be deemed to have objected to such Revised Project Team Budget as submitted by Manager.

(d) If, despite the good faith efforts of Owner and Manager, there is no (i) Approved Project Team Budget by January 1 of the applicable Fiscal Year or (ii) Revised Project Team Budget Approved by Owner on or prior to the sixtieth (60) day after Manager first submitted such Revised Project Team Budget, then those portions of the proposed Project Team Budget or Revised Project Team Budget submitted by Manager that have been Approved by Owner shall become effective on January 1 of such Fiscal Year (in the case of a Project Team Budget) or on the first day of the month immediately following the date of Owner’s Approval (in the case of a Revised Project Team Budget). Pending resolution of any disputed item in any proposed Project Team Budget or Revised Project Team Budget, the Approved Project Team Budget from the immediately preceding Fiscal Year (in the case of a proposed Project Team Budget) or the existing Approved Project Team Budget (in the case of a proposed Revised Project Team Budget) shall govern all items in dispute, except that in the case of a proposed Project Team Budget, the existing Approved Project Team Budget shall be increased by the CPI Index Factor.

Section 4.3 Intentionally Omitted.

Section 4.4 Incentive Compensation. In addition to the Base Fee, Manager shall be entitled to incentive compensation (“Incentive Compensation”) in accordance with the incentive compensation provisions set forth on Exhibit B and the further terms and conditions of Section 6.2(f)(3), Section 6.4(b)(3), Section 6.5(b)(3), and Section 6.9(a)(3). Subject to Article VI, Manager’s right to Incentive Compensation is hereby deemed vested one hundred percent (100%). In the event of any conflict between this Section 4.4 and Article VI, the terms and conditions of Article VI shall govern and control.

Section 4.5 Costs and Expenses. Unless otherwise expressly provided in this Agreement to the contrary, all costs and expenses that are incurred (i) Consistent with the Approved Business Plan or (ii) otherwise Approved by Owner (including through EC Consents) ((i) and (ii) collectively, “Approved Costs”) shall, in each case, be the obligations of Owner and not Manager. To the extent that Owner has not advanced funds to Manager therefor, Owner shall reimburse Manager for all of Manager’s out-of-pocket Approved Costs. Subject to Owner’s obligation to advance funds to Manager for Approved Costs or to reimburse Manager for Manager’s out-of-pocket Approved Costs, all costs and expenses incurred by Manager for the Manager Services, the employment of Manager’s employees, including the CEO, the Project Team and the Corporate Team, the ownership and operation of Manager and Manager’s internal administrative and overhead costs and expenses shall be borne solely by Manager.

Section 4.6 Subordination. This Agreement, and the rights of Manager hereunder, are subordinate to the Liens created under any Loan Document executed in connection with any Loan, whether now or hereafter existing; provided that such subordination shall not delay, diminish or otherwise affect the right of Manager to seek performance by Owner of its obligations under this Agreement.

Section 4.7 Manager Organizational Structure; Payment Recipient. Manager represents and warrants to Owner that Manager is the sole general partner of the Manager Partnership. Notwithstanding anything to the contrary herein, Owner, in reliance on such representation and warranty, acknowledges and agrees that (i) Manager, as the sole general partner of the Manager Partnership, is receiving all payments hereunder, including the Base Fee and the Incentive Compensation, pursuant to this Agreement for applicable state regulatory purposes as the licensed Entity, and as nominee for the benefit of the Manager Partnership; and, upon receipt, Manager will immediately remit to the Manager Partnership all such payments hereunder to the Manager Partnership; and (ii) such remission to the Manager Partnership as described in clause (i) of this Section 4.7 shall not constitute a breach by Manager under this Agreement. In consideration of Owner’s agreement to enter into this Agreement with Manager as nominee of the Manager Partnership, Manager and Manager Partnership agree and acknowledge that they shall be jointly and severally liable for and bound by any and all monetary obligations of Manager under this Agreement now existing or hereafter arising, subject to any and all limitations on liability contained herein (including in Section 7.2 and Section 7.4).

Section 4.8 Incentive Compensation Assignment. In recognition of previous assignments, Owner shall (i) pay twelve and one-half percent (12.5%) of any Legacy Incentive Compensation that would otherwise have been paid to Manager directly to the Manager Partnership, at the same time and in the same manner as such Legacy Incentive Compensation would have been paid to Manager, and (ii) pay twelve and one-half percent (12.5%) of any Non-Legacy Incentive Compensation that would have been paid to Manager directly to the Operating Company, at the same time and in the same manner as such Non-Legacy Incentive Compensation would otherwise have been paid to Manager. Any amendment of this Section 4.8 or the terms of the Incentive Compensation payable hereunder shall require the prior written consent of the Manager Partnership and the Operating Company.

ARTICLE V

ACCOUNTING; BUDGETS; TAXES

Section 5.1 Accounting and Financial Services.

(a) Manager shall perform or cause to be performed those accounting and financial services as Owner may reasonably require for Owner to comply with its obligations under the provisions of any applicable Loan Documents and the Cash Flow Participation Agreements.

(b) Manager shall keep proper books and records of all transactions hereunder with respect to the Property and the development and construction of the Project as reasonably required by Owner in accordance with the provisions of any applicable Loan Documents or as otherwise reasonably requested by Owner (including all material invoices, contracts with Contractors, Subcontractors and Independent Contractors) (collectively, the “Documents”). Originals of the Documents shall be kept for such purposes at Manager’s address stated herein during the term of this Agreement. Without limitation of any other provisions of this Agreement, Owner and its representatives, including Owner’s accountants, shall have the right, at Owner’s sole cost and expense, upon reasonable notice to Manager, to inspect, copy and audit the Documents during Manager’s business hours for the Term and for the applicable retention period required by any applicable Law or by any Governmental Authority. Manager shall cooperate with Owner’s accountants in any inspection and audit of the Documents and the preparation of financial statements and tax returns; provided that no more than one such inspection and audit shall be conducted in any calendar year unless Manager has materially breached this Agreement or Owner has a reasonable cause to believe that a material breach of this Agreement by Manager will occur.

Section 5.2 Reports.

(a) Annual Reports. Manager shall cause to be delivered to Owner (and to the extent required under the Loan Documents or the Cash Flow Participation Agreements, to Lender or the parties thereto, respectively), within ninety (90) days after the expiration of each Fiscal Year, (i) audited financial statements for Owner and the Joint Venture on a consolidated basis (the “Audited Financial Statements”) for the immediately prior Fiscal Year, and (ii) any other items required under Loan Documents, Cash Flow Participation Agreements and/or reasonably requested by Owner or the Joint Venture. The Audited Financial Statements shall include an audited balance sheet, an audited profit and loss statement showing the results of operations for such Fiscal Year, together with the results of operations for the period from the beginning of the Fiscal Year to the end of such Fiscal Year with an unaudited comparison of such results to the Approved Budget, an audited statement of cash flows, an audited statement of the Members’ capital and capital accounts and an audited summary of distributions. The Audited Financial Statements shall contain an opinion of Owner’s or the Joint Venture’s accountant to the effect that, subject to any qualifications contained therein, the financial statements fairly present, in conformity with GAAP, the results of operations, and cash flows of the Property for the Fiscal Year then ended. Manager shall cause to be delivered to Owner drafts of the Audited Financial Statements to Owner for review prior to finalization.

(b) Quarterly. Manager shall cause to be delivered to Owner (and to the extent required under the Loan Documents or the Cash Flow Participation Agreements, to Lender or the parties thereto, respectively), within forty-five (45) days after the end of each quarter during a Fiscal Year, the following unaudited financial statements of Owner and the Joint Venture (on a consolidated basis): (i) a balance sheet as of the end of such quarter, (ii) an income and expense statement as of the end of such quarter, (iii) a summary of the Members’ capital and capital accounts, (iv) a summary of distributions and (v) any other items required under any Loan Documents, any Cash Flow Participation Agreements or reasonably requested by Owner. All of the foregoing items shall be certified to by Manager as being, to the best of its knowledge, true and correct.

(c) Monthly. Manager shall cause to be delivered to Owner (and to the extent required under the Loan Documents or the Cash Flow Participation Agreements, to Lender or the parties thereto, respectively), within thirty (30) days after the end of each month, the following unaudited financial statements of the Owner and the Joint Venture (on a consolidated basis): (i) an unaudited balance sheet as of the end of such month, (ii) an income and expense statement as of the end of such month, (iii) a cash flow statement showing the results of operations for such month, (iv) a summary of the Members’ capital and capital accounts, (v) an executive summary of the progress of the planning, entitlement, development, public relations and sales and marketing, including an updated construction schedule, (vi) any other significant developments, which reports shall include copies of all reports, requisitions and other informational items that shall be furnished by Owner during such month to any of Lender, and (vii) any other items reasonably requested by Owner. All of the foregoing items shall be certified to by Manager as being, to the best of its knowledge, true and correct.

(d) Additional Items. Manager will prepare and distribute to Owner (and to the extent required under the Loan Documents or the Cash Flow Participation Agreements, to Lender or the parties thereto, respectively), the following items within three (3) Business Days after Manager’s receipt of the same (unless otherwise specified below or such sooner period as may be required in order to respond to any such item): (i) copies of any default notices received by Manager from any Lender or other third parties to which Owner is contractually bound, (ii) copies of any reports and written notices delivered by Manager to any Lender, as and when same are delivered to such Lender, (iii) written notices of violations, lawsuits and other material Claims received by Manager affecting the Property or Owner, (iv) without derogating from Manager’s obligations under Section 2.2, material changes relating to the City of Irvine, to the Orange County Supervisor’s office or any other political agency of which Manager has actual knowledge and that could reasonably be expected to have an adverse effect upon the Existing Entitlements and, if obtained, upon any additional Entitlements, or the ability to complete development of the Project in conformity with the Existing Entitlements and, if obtained, any additional Entitlements, and (v) any material written notices relating to, or information of which Manager otherwise has actual knowledge relating to environmental conditions on the Property and any releases or spills of hazardous substances or other environmental related conditions occurring at the Property which may result in any citation, fine or other violation of applicable Laws.

(e) Generally. The third party out-of-pocket Approved Costs incurred by Manager in preparing the reports and statements required under this Section 5.2 shall be reimbursed by Owner. Notwithstanding anything to the contrary in this Section 5.2, all financial statements required under Sections 5.2(a), (b) and (c) shall be prepared in accordance with GAAP subject to the GAAP Exceptions to the extent applicable thereto.

(f) Tax Returns. Manager shall arrange for the preparation and timely filing of all tax and information returns of income, gains, deductions, losses and other items required to be filed by Owner and the Joint Venture for federal, state and local income tax purposes and shall submit to Owner for its approval a draft of all such tax returns at least thirty (30) days in advance of the due date (taking into account extensions). If Owner does not object to the treatment of any item set forth on the draft return within thirty (30) days after delivery thereof, Manager shall cause such tax and information returns to be timely filed with the appropriate authorities. Copies of such tax and information returns shall also be kept at the principal office of Owner where they shall be available for inspection by Owner, the Joint Venture, the Members and their representatives during normal business hours. Manager shall cause Owner’s or the Joint Venture’s accountants to furnish, within seventy-five (75) days of the close of each taxable year of Owner, the tax information reasonably required by them and their respective members, including Form K-ls, for federal and state income tax reporting purposes.

ARTICLE VI

TERM; TERMINATION

Section 6.1 Term.

(a) The “Initial Term” shall mean the period that commenced as of December 29, 2010 and ends December 31, 2021, unless terminated sooner in accordance with the provisions of this Agreement.

(b) Not later than ninety (90) days prior to the expiration of the Initial Term, Owner or Manager may notify the other that the notifying Party desires to extend the term of this Agreement for a period of three (3) years (the “First Renewal Term”) beyond the expiration of the Initial Term. Within thirty (30) days after the giving of any such notice, Owner and Manager shall meet (in person or telephonically) to attempt to agree upon (i) the Base Fee that would be payable under Section 4.1, (ii) the Base Fee that would be applicable under Section 6.4(b)(1)(B) and (iii) the Liquidated Damages Payment (the matters described in the foregoing clauses (i), (ii) and (iii), the “Renewal Term Matters”) that would be payable, in each case during the First Renewal Term. If the Parties reach agreement as to the Renewal Term Matters the same shall be memorialized in an executed amendment to this Agreement (the “First Renewal Term Modification”) whereupon the Term of this Agreement shall be extended for the First Renewal Term on all the same terms and conditions of this Agreement as were applicable during the Initial Term, other than as set forth in the First Renewal Term Modification. If, prior to the expiration of the Initial Term, Owner and Manager are for any reason unable to agree, in their respective sole and absolute discretion, as to the Renewal Term Matters for the First Renewal Term, the Term of this Agreement shall expire at the end of the Initial Term.

(c) Not later than ninety (90) days prior to the expiration of the First Renewal Term, if any, Owner or Manager may notify the other that the notifying Party desires to extend the Term of this Agreement for a period of two (2) years (the “Second Renewal Term”) beyond the expiration of the First Renewal Term. Within thirty (30) days after the giving of any such notice, Owner and Manager shall meet (in person or telephonically) to attempt to agree upon the Renewal Term Matters for the Second Renewal Term. If the Parties reach agreement as to Renewal Term Matters, the same shall be memorialized in an executed amendment to this Agreement (the “Second Renewal Term Modification”) whereupon the Term of this Agreement shall be extended for the Second Renewal Term on all the same terms and conditions of this Agreement as were applicable during the First Renewal Term, other than as set forth in the Second Renewal Term Modification. If prior to the expiration of the First Renewal Term Owner and Manager are for any reason unable to agree, in their respective sole and absolute discretion, as to the Renewal Term Matters, the Term of this Agreement shall expire at the end of the First Renewal Term.

(d) Section 6.9 shall govern the duties and obligations of Owner and Manager to one another upon such expiration.

Section 6.2 Termination by Owner for Cause.

(a) Subject to the further terms and conditions of this Section 6.2 (including any applicable notice and cure periods), Owner shall have the right to terminate this Agreement for the following reasons (each, a “Cause Event”):

(i) except as set forth elsewhere in this Section 6.2(a), a monetary or non-monetary breach by Manager of the Manager Services;

(ii) the commission of gross negligence, fraud or willful misconduct by Manager (including if committed by the CEO, a member of the Corporate Team or a member of the Project Team) in the performance of the Manager Services, or the conviction of Manager, the CEO or a member of the Corporate Team of a felony; and

(iii) a breach of Section 3.6.

(b) In the case of a Cause Event under Section 6.2(a)(i), Owner shall have no right to terminate this Agreement unless Owner shall have given notice of any such event to Manager and such event shall continue unremedied for a period of (A) in the event of a monetary Cause Event under Section 6.2(a)(i), seven (7) Business Days after notice or if not cured within such seven (7) Business Day period, within five (5) Business Days following a second notice of such monetary breach expressly stating that Owner shall have the right to terminate this Agreement pursuant to this Section 6.2 if such monetary breach is not cured within five (5) Business Days after such second notice is given; provided, however, that so long as Manager cures any monetary breach within the applicable grace period provided herein, Manager may thereafter dispute the underlying breach relating to such cure; and (B) in the event of a non-monetary Cause Event under Section 6.2(a)(i) reasonably susceptible of cure, ninety (90) days after notice from Owner; provided, however, if Manager is unable to cure such non-monetary Cause Event within such ninety (90) day period and such non-monetary Cause Event is still reasonably susceptible of cure, then so long as Manager diligently pursues the cure thereof, the cure period shall be extended for such additional period as shall be reasonably necessary to cure such default; provided further that (x) Manager’s right to cure a non-monetary Cause Event shall terminate upon the occurrence of a Lender Remedy Event and (y) Manager shall have no right to cure any Cause Event under Section 6.2(a)(i) that (i) is directly caused by the intentional acts of CEO or (ii) is caused by a Person other than the CEO acting at, and in substantial conformity with, the express direction of the CEO (as distinguished from, e.g., an act of a member of the Project Team, a member of the Corporate Team or any other

Person that is not acting at, and in substantial conformity with, the express direction of the CEO). Notwithstanding the foregoing, Manager shall be deemed not to have committed a non-monetary Cause Event under Section 6.2(a)(i) to the extent such non-monetary Cause Event results from a Force Majeure event for so long as such Force Majeure event continues in accordance with the terms hereof, unless the continuance of such Cause Event results in a Lender Remedy Event, in which case the same shall be a Cause Event notwithstanding that such Force Majeure Event is continuing.

(c) In the case of a Cause Event under Section 6.2(a)(ii), Manager shall be deemed to have cured such Cause Event if, and only if, all of the following conditions are satisfied: (i) the gross negligence, fraud or willful misconduct shall not have been committed by the CEO and the CEO shall not have directed, or actively colluded with, another Person to commit such gross negligence, fraud or willful misconduct and, in the case of a Cause Event resulting from the conviction of a felony, the CEO shall not have been the Person so convicted, (ii) promptly following the acquisition of actual knowledge by the CEO of such Cause Event, each member of the Project Team and Corporate Team that committed gross negligence, fraud or willful misconduct and/or that was convicted of a felony is removed from the Project Team (in the case of a member of the Project Team) or is prohibited from providing any services with respect to the Property or the Project (in the case of a member of the Corporate Team), and a replacement or replacements to perform the duties of such member (which may be an existing member of the Project Team or the Corporate Team, another employee of Manager and/or a temporary worker during the period in which a permanent replacement is sought by Manager) is appointed within thirty (30) days after such Cause Event; (iii) if such Cause Event shall have been committed by a Key Member of the Corporate Team or if a Key Member of the Corporate Team shall have directed, or actively colluded with, another Person to commit such Cause Event, Manager shall have cured such Cause Event (and, for the avoidance of doubt, to the extent such Cause Event is curable by the payment of a monetary sum to compensate for Losses, Manager shall pay Owner the amount of such Losses; provided that Manager’s cure of such Cause Event shall not be subject to any limitation on damages set forth in this Agreement except as set forth in Section 9.3); and (iv) no Lender Remedy Event has occurred.

(d) Owner may exercise its right to terminate this Agreement in accordance with Section 6.2(a), Section 6.2(b) and/or Section 6.2(c) immediately upon the occurrence of the applicable Cause Event (after the expiration of any applicable cure period) by providing notice of the same to Manager. Failure by Owner to give any such notice as described above will not constitute a waiver of the rights of Owner to terminate this Agreement by reason of the particular occurrence which would have been the basis for such termination and shall not limit Owner’s other rights and remedies, if any, arising out of such occurrence, unless Manager shall (i) provide to Owner a notice specifying such Cause Event (after the expiration of any applicable cure period) and stating that Owner has the right to terminate this Agreement pursuant to Section 6.2 and (ii) if Owner does not terminate this Agreement within one hundred ten (110) days after delivery of such notice from Manager, and Manager sends a second notice to Owner stating that Owner’s right to terminate this Agreement by reason of the particular Cause Event referred to in the first notice shall expire unless Owner terminates this Agreement pursuant to this Section 6.2(d) within ten (10) Business Days after Manager delivers such second notice, in which case Owner shall be deemed to have waived its right to terminate this Agreement by reason of the particular Cause Event referred to on the first notice unless Owner terminates this Agreement pursuant to this Section 6.2(d) within ten (10) Business Days after delivery of such second notice (provided that if at the time Manager gives any such notice under this Section 6.2(d) a Lender Remedy Event has not occurred but thereafter occurs and the Cause Event in question is by itself or together with any one or more other Events of Default the basis for such Lender Remedy Event, then Owner’s right to terminate shall be re-instated (if it has then lapsed) and in any event shall continue unless Owner fails to terminate this Agreement after Manager’s delivery of new notices described in, and in accordance with, clauses (i) and (ii) of this Section 6.2(d)).

(e) [intentionally omitted]

(f) Upon the termination of this Agreement following a Cause Event (and the expiration of any applicable cure period), Owner shall be liable to Manager for:

(1) Base Fee/Project Team Reimbursements: Owner shall pay to Manager any unpaid portion of the Base Fee and/or Project Team Reimbursements and/or any other reimbursements or payments that have accrued and are due and payable in accordance with the terms of this Agreement through the effective date of such termination and are otherwise not described in this Section 6.2(f);

(2) [Intentionally omitted]; and

(3) Incentive Compensation:

(A) Owner shall pay to Manager any unpaid Incentive Compensation that is due and payable in accordance with the terms hereof as of the effective date of such termination based on all Available Cash as of the effective date of such termination whether or not such Available Cash has been distributed; and

(B) Owner shall continue to make payments to Manager of Incentive Compensation payments in accordance with Section 4.4 of this Agreement following the effective date of termination as if this agreement had not been terminated, but limited to fifty percent (50%) of the payments of Incentive Compensation that would otherwise be payable pursuant to Section 4.4 (the Parties acknowledging that Manager is 100% vested pursuant to Section 4.4).

(g) Except as set forth in clauses (1) - (3) of Section 6.2(f), no other payments, compensation or reimbursements shall thereafter under any circumstances be due or payable to Manager on account of the Base Fee, Project Team Reimbursements, or the Incentive Compensation, hereunder or otherwise, it being agreed that other than the payments specifically described in clauses (1) - (3) of Section 6.2(f), Manager shall have no further rights under Sections 4.1, 4.2, and 4.4.

(h) The provisions of this Section 6.2, Section 7.2 and Section 7.4, if applicable, shall be the sole and exclusive remedies of Owner as a result of any Cause Event (other than a Cause Event under Section 6.2(a)(iii) for which other remedies are available pursuant to the express terms of this Agreement).

(i) If Owner gives notice to Manager terminating this Agreement pursuant to this Section 6.2 and Manager disputes the right of Owner to terminate this Agreement pursuant to this Section 6.2, this Agreement shall nevertheless terminate but such termination shall not preclude Manager from asserting in good faith a breach of contract claim against Owner for monetary damages by reason of Owner’s wrongful termination of this Agreement on the basis that the Cause Event(s) that served as the basis for Owner’s termination of this Agreement never existed or that Owner terminated this Agreement prior to the expiration of the applicable grace period. If Manager is successful in any such claims, Owner shall pay to Manager an amount of liquidated damages equal to aggregate of the following (the “Owner Liquidated Damages Payment”); (i) all amounts that would have been payable to Manager had Owner terminated this Agreement pursuant to Section 6.4 (rather than pursuant to this Section 6.2) as of the date that Owner gave a termination notice to Manager pursuant to this Section 6.2 and (ii) all amounts to which Manager is entitled pursuant to the first sentence of Section 9.3 in connection with bringing such claim(s); (iii) interest at the rate of 10% per annum on all amounts determined to be due and owing to Manager pursuant to the preceding clause (i) calculated from the date the payment in question became due to Manger until it is paid to Manager (it being agreed that such interest shall be lieu of any other interest on unpaid amounts due to Manager under this Agreement and in lieu of any statutory post-judgment interest); plus (iv) the sum of Five Million Dollars ($5,000,000). If Manager does not prevail in any such claims, Manager shall pay to Owner an amount of liquidated damages equal to aggregate of the following (the “Manager Liquidated Damages Payment”); (I) all amounts to which Owner is entitled pursuant to the first sentence of Section 9.3 in connection with bringing such claim(s) plus (II) the sum of Five Million Dollars ($5,000,000). Owner and Manager agree that each of the Owner Liquidated Damages Payment and the Manager Liquidated Damages Payment (as applicable) constitutes an agreed upon and fair measure of the damages that such party shall have incurred as a result of such claim and does not constitute a penalty.

Section 6.3 Intentionally Omitted.

Section 6.4 Termination in Owner’s Discretion; Non-Compete.

(a) Owner shall have the right to terminate this Agreement in its sole and absolute discretion at any time during the Term.

(b) Upon a termination pursuant to this Section 6.4, Owner shall be liable to Manager for:

(1) Base Fee/Project Team Reimbursements:

(A) Owner shall pay to Manager on the effective date of such termination any portion of the Base Fee and/or Project Team Reimbursements and/or any other reimbursements or payments that, in accordance with the terms of this agreement, have accrued and are due and payable through the date of such termination and are otherwise not described in this Section 6.4(b);

(B) Owner shall pay to Manager the Base Fee for a period of two (2) years immediately following the effective date of such termination; provided, however, that for purposes of this Section 6.4(b)(1)(B), the aggregate Base Fee for such two (2) year period shall be equal to Five Million Dollars ($5,000,000) and shall be due and payable to Manager within thirty (30) days after the effective date of termination. The amount of the Base Fee under this Section 6.4(b)(1)(B) shall be subject to the terms of the First Renewal Term Modification or the Second Renewal Term Modification, if applicable.

(2) [Intentionally omitted].

(3) Incentive Compensation:

(A) Owner shall pay to Manager any unpaid Incentive Compensation that is both vested and due and payable in accordance with this Agreement as of the effective date of such termination; and

(B) Manager shall be deemed to be 100% vested in all Incentive Compensation pursuant to Section 4.4 and Owner shall continue to make Incentive Compensation payments in accordance with Section 4.4 following the effective date of termination of this Agreement as if this Agreement had not been terminated;

(c) Except as set forth in clauses (1) - (3) of Section 6.4(b), no other payments, compensation or reimbursements shall thereafter under any circumstances be due or payable to Manager on account of the Base Fee, Project Team Reimbursements or the Incentive Compensation, hereunder or otherwise, it being agreed that other than the payments specifically described in clauses (1) - (3) of Section 6.4(b), Manager shall have no further rights under Sections 4.1, 4.2, and 4.4.

Section 6.5 Termination for Property Transfer. In the event of a Non-Affiliate Property Transfer, this Agreement shall terminate as of the effective date of such Non-Affiliate Property Transfer.

(a) Upon termination of this Agreement in connection with a Non-Affiliate Property Transfer that is an Involuntary Property Transfer, Owner shall be liable to Manager for:

(1) Base Fee/Project Team Reimbursements: Owner shall pay to Manager any unpaid portion of the Base Fee and/or Project Team Reimbursements and/or any other reimbursements or payments that, in accordance with the terms of this Agreement, have accrued and are due and payable through the effective date of such termination and are otherwise not described in this Section 6.5(a);

(2) [Intentionally omitted];

(3) Incentive Compensation: Consistent with the definition of Involuntary Property Transfer, no Incentive Compensation shall be payable in connection with an Involuntary Property Transfer.

(b) Upon termination of this Agreement in connection with a Non-Affiliate Property Transfer that is a Voluntary Property Transfer, Owner shall be liable to Manager for:

(1) Base Fee/Project Team Reimbursements: Owner shall pay to Manager any unpaid portion of the Base Fee and/or Project Team Reimbursements and/or any other reimbursements or payments that have accrued in accordance with the terms of this Agreement and are due and payable through the effective date of such termination and are otherwise not described in this Section 6.5(b);

(2) [Intentionally omitted].

(3) Incentive Compensation: Manager shall be deemed to be 100% vested in all Incentive Compensation pursuant to Section 4.4 and Owner shall pay to Manager (i) all unpaid Incentive Compensation due and payable prior to the effective date of termination, (ii) any Incentive Compensation that becomes due and payable on the effective date of termination as a result of such Voluntary Property Transfer based on all Available Cash as of the effective date of such termination, whether or not such Available Cash has been distributed, and (iii) all unpaid Incentive Compensation pursuant to Section 4.4(b), in each case in accordance with the terms hereof.

(c) Except as set forth in Section 6.5(a) and Section 6.5(b), as applicable, no other payments, compensation or reimbursements shall thereafter under any circumstances be due or payable to Manager on account of the Base Fee, Project Team Reimbursements or the Incentive Compensation, hereunder or otherwise, it being agreed that other than the payments specifically described in Section 6.5(a) or Section 6.5(b), as applicable, Manager shall have no further rights under Sections 4.1, 4.2, and 4.4.

Section 6.6 Intentionally Omitted.

Section 6.7 Intentionally Omitted.

Section 6.8 Termination by Manager for Owner’s Failure to Pay Fees and Certain Material Breaches.

(a) In the event that Owner fails to timely pay all or any portion of the Base Fee, the Project Team Reimbursements and/or the Incentive Compensation or any other amounts owed to Manager under this Agreement in each case within thirty (30) days after notice and if after the expiration of such thirty (30) day period, Manager shall give to Owner a second notice of such breach, Manager shall have the right to suspend providing the services required hereunder from and after the expiration of such second thirty (30) day period until the date such overdue portion of such amounts is paid to Manager; provided, however, that in the event that all such payments are not made within three (3) months after they are due and payable, Manager may, within sixty (60) days following the expiration of such three (3) month period, terminate this Agreement by giving notice thereof to Owner (provided that such payments with all accrued interest thereon in accordance with the further terms of this Section 6.8(a) have not been made on or prior to the delivery of such sixty (60) day notice). Any amount owed to Manager by Owner pursuant to this Agreement that is not paid within fifteen (15) days after delivery to Owner of such second notice with respect thereto shall accrue interest at an annual rate equal to the Prime Rate as announced by JPMorgan Chase or its successors from time to time plus two percent (2%) per annum, from the original due date of such payment until the date such payment is paid. Notwithstanding the foregoing, in no event shall the interest rate payable hereunder exceed the maximum legal contract rate. If JPMorgan Chase ceases to exist or no longer publishes its prime rate, Owner and Manager shall reasonably agree on a comparable substitute index rate.

(b) In the event that Owner continues to be in material breach of this Agreement (other than a monetary breach which is the subject of Section 6.8(a) and other than the covenant set forth in clause (b) of Section 2.6 and, to the extent the same is determined to be a material breach, the covenant set forth in clause (a) of Section 2.6) during the thirty (30) day period after notice, and if after the expiration of such thirty (30) day period,

Manager shall give to Owner a second notice of such material breach, Manager shall have the right to suspend providing the services required hereunder from and after the expiration of such second thirty (30) day period until the date such material breach has been cured; provided, however, that in the event that such material breach is not cured within three (3) months after first occurring, Manager may, within sixty (60) days following the expiration of such three (3) month period, terminate this Agreement by giving notice thereof to Owner (provided that such material breach remains uncured on or prior to the delivery of such sixty (60) day notice).

(c) A termination by Manager under this Section 6.8 shall be treated for all purposes of this Agreement as if Owner terminated Manager pursuant to Section 6.4 (and all payments thereunder shall be due and payable as and when due under Section 6.4) effective as of the effective date of such termination. Notwithstanding anything to the contrary in this Section 6.8(c), no such termination shall preclude Owner from asserting in good faith a breach of contract claim against Manager by reason of Manager’s wrongful termination of this Agreement under this Section 6.8 and if Owner is successful in any such claim, such termination shall instead be treated for all purposes of this Agreement as if Owner terminated Manager pursuant to Section 6.2.

(d) Other than a monetary suit for damages (subject to Section 9.3) in the case of a monetary breach by Owner under Section 6.8(a), the remedies under Section 6.8 are Manager’s sole remedies in the event of a monetary breach by Owner under Section 6.8(a) or any other material breach by Owner that is subject to Section 6.8(b).

Section 6.9 Expiration.

(a) If the Term of this Agreement expires at the end of the Initial Term or at the end of the First Renewal Period, then Owner shall be liable to Manager for:

(1) Base Fee/Project Team Reimbursements: Owner shall pay to Manager any unpaid portion of the Base Fee and/or Project Team Reimbursements and/or any other reimbursements or payments that have accrued and are due and payable in accordance with the terms of this Agreement through the date of such expiration and are otherwise not described in this Section 6.9(a);

(2) [Intentionally omitted];

(3) Incentive Compensation:

(A) Owner shall pay to Manager any unpaid Incentive Compensation that is due and payable in accordance with the terms hereof as of the date of such expiration based on all Available Cash as of the date of such expiration whether or not such Available Cash has been distributed; and

(B) Owner shall continue to make payments to Manager of Incentive Compensation payments in accordance with Section 4.4 of this Agreement following the date of expiration as if this agreement had not expired, but limited to seventy five percent (75%) of the payments of Incentive Compensation that would otherwise be payable pursuant to Section 4.4 (the Parties acknowledging that Manager is 100% vested pursuant to Section 4.4).

(b) Except as provided in Section 6.9(a), no other payments, compensation or reimbursements shall thereafter under any circumstances be due or payable to Manager on account of the Base Fee, Project Team Reimbursements or the Incentive Compensation, hereunder or otherwise, it being agreed that other than the payments specifically described in Section 6.9(a), Manager shall have no further rights under Sections 4.1, 4.2, and 4.4.

Section 6.10 Actions Upon Termination and Expiration. Except to the extent expressly provided to the contrary in this Article VI, within thirty (30) calendar days after expiration or earlier termination of this Agreement, Manager shall promptly account for and deliver to Owner any monies due Owner under this Agreement and shall deliver to Owner or to such other Person as Owner shall designate in writing, all materials, supplies, equipment, keys, contracts, documents and other books and records (including bank and financial records maintained by Manager pursuant to Article V) pertaining to this Agreement or to the development, maintenance and operation of the Property, whether in possession of Manager or a Person engaged or employed by Manager. Manager shall also furnish all such information, take all such other actions and shall fully cooperate with Owner as Owner shall reasonably require in order to effectuate an orderly and systematic termination of Manager’s duties and activities.

ARTICLE VII

INSURANCE, DAMAGES AND INDEMNITY

Section 7.1 Manager’s Insurance.

(a) During the Term, Manager (at Manager’s expense) shall maintain in full force and effect the following types of insurance: (i) commercial general liability; unless otherwise Approved by Owner, Manager will maintain public liability insurance in the minimum amount of One Million Dollars ($1,000,000), covering both bodily injury (including death) and property damage, and including no limitation or exclusion to the standard Insurance Services Office, Inc. (ISO) definition of “insured contract”; (ii) workers’ compensation and employer’s liability in an amount not less than required by applicable laws of the State of California, covering all employees of Manager engaged in any work performed in connection with this Agreement; (iii) business automobile Liability if the services to be performed in connection with this Agreement shall require use of a motor vehicle or use of a Manager owned vehicle, in the minimum amount of One Million Dollars ($1,000,000), combined single limit; (iv) non-owned automobile liability insurance in the minimum amount of $1,000,000; (v) fidelity bond crime/employee dishonesty/forgery & alteration bond, blanket employee dishonesty in the minimum amount of One Million Dollars ($1,000,000) with a deductible no greater than $25,000 per loss (which coverage shall include protection for comprehensive dishonest, disappearance and destruction from, and including coverage for, (a) employee dishonesty and depositors forgery, (b) forgery or alteration, (c) theft disappearance and destruction, (d) computer and wire fund transfer including malicious acts, (e) third party claims, and be endorsed to include all employees of Manager and Owner Employees who handle or are responsible for handling monies of Owner), (vi) excess liability coverage in an amount not less than Ten Million Dollars ($10,000,000), and (vii) errors and omissions (professional liability) insurance in the minimum amount of $10,000,000. All insurance required under this Agreement shall be provided by insurers who have and maintain a rating of (x) at least A from Standard and Poor’s (or the equivalent rating from Fitch or Moody’s) or (y) at least A-X from A.M. Best.

(b) Manager shall provide Owner with certificates evidencing Manager’s compliance with the requirement of Section 7.1(a) as of the Effective Date and thereafter annually, or more frequently as may be as reasonably requested from time to time by Owner.

(c) To the extent commercially available, Owner, any Affiliates of Owner requested by Owner, and any Lenders designated by Owner shall be named as additional insureds or loss payees, as applicable. Owner, at Owner’s sole cost and expense, may also elect to insure Manager under policies carried by Owner, subject to the right of Manager to obtain, at its expense, such additional insurance as it determines.

(d) Without derogating from the requirements of Sections 7.1(e), Owner shall have the right from time to time to require, at Owner’s sole expense, commercially reasonable increases in the amount or expansions of the scope of coverage under the policies required by Section 7.1(a) as a result of changes in market or political conditions or industry practice in risk management.

(e) To the extent there is a conflict between the insurance requirements set forth in this Section 7.1 and the insurance requirements set forth in any Loan Documents, Manager shall comply with the provisions requiring the broader insurance coverage or the higher rating, as applicable.

Section 7.2 Mutual Indemnity.

(a) Owner shall indemnify, defend and hold harmless Manager and its Affiliates, owners, members, subsidiaries, partners, officers, directors, and employees (including, for the avoidance of doubt, all of the members of the Corporate Team and the Project Team, including in each of their capacities, if applicable, as officers of any Contracting Subsidiary) from and against any and all damages (excluding special, indirect, consequential, remote, incidental, punitive damages and/or damages associated with any lost profits or lost opportunities), injuries, losses, debts, penalties, fines, awards, judgments, fees, liabilities, costs and expenses (including reasonable attorneys’, paralegals’, accountants’ and other professionals’ fees, costs and expenses, including those incurred in investigating, preparing and/or defending any Claims covered hereby through all appeals and any Bankruptcy proceedings) (collectively, “Losses”) arising out of, relating to or in connection with any Claims, and reimburse Manager and its affiliates, partners, officers, directors, and employees for all costs and expenses incurred (including reasonable attorneys’ fees and disbursements and the cost of litigation) (i) resulting from a material breach of this Agreement by Owner and (ii) arising out of the performance of Manager’s obligations hereunder, provided that such performance was within the scope of Manager’s engagement and authority under this Agreement and is Consistent with the Approved Business Plan, Approved by Owner and/or otherwise expressly authorized in this Agreement, but in any event excluding any Losses to the extent arising out of the willful misconduct or gross negligence or fraud of or by Manager, Manager Partnership, the Project Team, the Corporate Team and/or the CEO.

(b) Subject to the provisions of Section 7.4 below, Manager shall indemnify, defend and hold harmless Owner and its Affiliates, owners, members, subsidiaries, partners, officers, directors, and employees from and against any and all Losses arising out of, relating to or in connection with any Claims, and reimburse Owner for all expenses incurred (including reasonable attorneys’ fees and disbursements and the cost of litigation and disbursements) resulting from the gross negligence, willful misconduct or fraud of or by Manager, subject to any limitations thereon in this Agreement.

Section 7.3 Notice. Owner and Manager shall promptly notify each other in writing of the existence of any matter that results or is reasonably likely to result in a Claim under Section 7.2. If a Claim:

(a) involves or requires legal defense, the indemnifying Party shall promptly undertake such legal defense as it deems necessary and appropriate and if such legal defense is provided by the indemnifying Party without reservation of rights, then the indemnified Party may not undertake to separately defend such suit, action, investigation or other proceeding; provided, however, that, if within thirty (30) days after receiving notice of the existence of a matter constituting a Claim, the indemnifying Party has not undertaken the legal defense of such suit, action, investigation or other proceeding without reservation of rights (and has provided notice thereof to the indemnified Party), or at any time the indemnified Party reasonably determines that the indemnifying Party is not adequately or diligently pursuing such legal defense, the indemnified Party may, without prejudicing, limiting, releasing or waiving the right of indemnification provided herein, separately defend or retain separate counsel to represent and control the defense as to the indemnified Party’s interest in such suit, action, investigation or other proceeding; provided, however, that no compromise or settlement of any third party claims may be effected by the indemnifying Party without the indemnified Party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Party; (B) the sole relief provided is monetary damages that are paid in full by the indemnifying Party; and (C) the indemnified Party shall have no liability with respect to any compromise or settlement of such third party Claims effected without its consent; or

(b) involves or requires remedial action, then the indemnifying Party may determine and undertake such remedial action as it deems necessary and appropriate; provided, however, that, if within thirty (30) days after receiving notice of the existence of a matter constituting a Claim, the indemnifying Party has not undertaken the legal defense of such remedial action without reservation of rights (and have provided notice thereof to the indemnified Party), the indemnified Party may, without prejudicing, limiting, releasing or waiving the right of indemnification provided herein, separately undertake the remedial action.

(c) In any event, the indemnified Party, after giving notice to the indemnifying Party, shall have the right to take all reasonably necessary actions to protect its interest during the thirty (30) day notice period referred to in Sections 7.3(a) and (b).

Section 7.4 Limitations on Damages which may be Collected from Manager by Owner; Exclusive Remedy.

(a) Except with respect to Claims of Owner against Manager resulting from willful misconduct or fraud (for which, in each case, specific remedies are provided hereunder), the amount of damages that Owner may collect from Manager on account of any Claims brought by Owner for breach of any provision of this Agreement by Manager shall not exceed the lesser of (i) Owner’s unreimbursed Losses from such Claims and (ii) the amount of insurance coverage available to pay such Claims (whether to Owner or Manager) under the policies required to be maintained by Manager pursuant to Section 7.1 (and, if Manager elects to purchase and maintain additional insurance under Section 7.1(c) that is available to pay such Claims, the amount of such insurance coverage available to pay such Claims) (the “Available Insurance Proceeds Amount”); provided, however, that to the extent that Manager has failed to maintain all insurance coverage required to be maintained by Manager pursuant to Section 7.1, Owner shall have the right to make a Claim against (and collect from) Manager for the lesser of (x) the amount by which Owner’s unreimbursed Losses exceed the amount of insurance actually available under the policies maintained by Manager in respect of such Claim (whether to Owner or to Manager) and, if Owner elects to insure Manager under policies carried by Owner (if any) pursuant to Section 7.1(c), the amount of insurance proceeds available under such insurance policies maintained by Owner (the “Available Insurance Proceeds”) and (y) the amount of insurance proceeds that would have been available to pay Owner’s Losses had Manager maintained all insurance coverage required to be maintained by Manager pursuant to Section 7.1 (the amount by which (y) exceeds (x), the “Excess”).

(b) If Owner suffers or incurs any damages from a breach of this Agreement resulting from the willful misconduct or fraud of a member of the Project Team or a member of the Corporate Team who is not a Key Member (in either case which was not committed at, and in substantial conformity with, the direction, or with the active collusion, of the CEO or a Key Member of the Corporate Team) then the amount of damages that Owner may collect from Manager on account of any Claims brought by Owner in connection with such willful misconduct or fraud shall not exceed the lesser of (i) Owner’s unreimbursed Losses from such Claims and (ii) sum of (A) any Available Insurance Proceeds, (B) the Excess, if any, and (C) the Liability Reserve Availability. Owner agrees that Owner shall first look to the Available Insurance Proceeds to satisfy Owner’s Claims.

(c) If Owner suffers or incurs any damages from a breach of this Agreement resulting from the willful misconduct or fraud by the CEO or a Key Member of the Corporate Team (including, for the avoidance of doubt, willful misconduct or fraud by a member of the Project Team or a member of the Corporate Team who is not a Key Member committed at, and in substantial conformity with, the direction, or with the active collusion, of the CEO or a Key Member of the Corporate Team), then the amount of damages that Owner may collect from Manager on account of any Claims brought by Owner in connection with such willful misconduct or fraud shall not be limited in amount, nor shall Owner be limited to any particular assets of Manager out of which to satisfy such Claims, but Owner agrees that Owner shall first look to the Available Insurance Proceeds to satisfy such Claims and then, to the extent that Owner’s unreimbursed Losses exceed the Available Insurance Proceeds, any other assets of Manager.

(d) Nothing in this Section 7.4 or any other provision of this Agreement is intended to limit or impair (i) any private right of action that Owner may have against any person other than Manager, the CEO, Haddad and the members of the Corporate Team, whether in tort or otherwise or (ii) Owner’s right to seek injunctive relief for the breach or threatened breach of this Agreement. Subject to the immediately preceding sentence and the last sentence of this Section 7.4(d), the provisions of Sections 7.2 and this 7.4 shall constitute the sole and exclusive remedies and rights of Owner for monetary damages for a breach or default by Manager under this Agreement; it being understood and agreed that the provisions of Sections 7.2 and this 7.4 are (subject to the first sentence of this Section 7.4(d)) in derogation of, and replace in all respects as the sole and exclusive remedy and right, any statutory (including federal and state securities Laws) remedy and rights, including set off, that Owner may have to seek monetary damages for a breach or default by Manager of any provision of this Agreement, and all such other rights and remedies are hereby irrevocably waived. Nothing in this Article VII is intended to limit the liability of Manager for any obligations arising under the first sentence of Section 9.3.

ARTICLE VIII

LAWS

Section 8.1 Construction. Owner and Manager hereby agree and acknowledge that as entities formed under the Laws of the State of Delaware, the transactions described in this Agreement bear a reasonable relation to the State of Delaware. Accordingly, Owner and Manager agree that this Agreement shall be construed and the legal relationship between the Parties shall be governed by the Laws of the State of Delaware (without regard to any such Laws that would result in the application of the Laws of any other jurisdiction).

ARTICLE IX

MISCELLANEOUS

Section 9.1 Entire Agreement. This Agreement, including all exhibits, attachments, schedules and addenda hereto and thereto, contain the entire understanding between the Parties with respect to the subject matter hereof and supersede any prior proposals, understanding and agreements between them, either oral or written, respecting such subject matter. This Agreement shall be binding upon the Parties and their respective representatives, successors and assigns. No rights, remedies or warranties under this Agreement are waived or modified unless expressly waived or modified in writing by the Party to be charged.

Section 9.2 No Partnership; Competition. Owner shall not and does not by this Agreement in any way or for any purpose become a partner of Manager or Manager Partnership in the conduct of its business, or otherwise, or a joint venturer of, or a member of a joint enterprise with, Manager. Neither Party owes any fiduciary duty to the other as a result of entering into this Agreement. Manager is and shall, for all purposes of this Agreement be deemed an independent contractor of Owner. It is expressly understood and agreed by the Parties that other than as set forth in the JV Agreement and this Agreement, either Party may engage in any other business or investment, including the ownership of or investment in real estate and the acquisition, development, financing, operation, management and/or sale of, or any other activity with respect to, real estate, and that the other Party shall have no rights in and to any such business or investment or the income or profit derived therefrom.

Section 9.3 Disputes. In the event of any disputes under this Agreement, the prevailing Party shall be entitled to recover, in addition to any other amounts, reasonable attorneys’ and paralegals’ fees and disbursements from the non-prevailing Party. In no event shall any Party be entitled to special, indirect, consequential, remote, incidental, punitive damages and/or damages associated with any lost profits or lost opportunities as a result of a breach of this Agreement. Nothing in this Agreement shall preclude Owner from seeking injunctive relief for any breach or threatened breach of this Agreement except as otherwise expressly provided hereunder.

Section 9.4 Notice. Any notice, demand, request or other communication which may or is required to be given under this Agreement shall be in writing and shall be: (a) personally delivered; (b) transmitted by United States postage prepaid mail, registered or certified mail, return receipt requested; (c) transmitted by reputable overnight courier service, such as Federal Express; or (d) transmitted by legible facsimile (with answer back confirmation, and provided a copy of such communication be delivered by another method set forth in this Section 9.4) to Owner or Manager as listed below. Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) the date of receipt or rejection as evidenced by return receipt if transmitted by registered or certified mail, return receipt requested, (iii) the first (1st) Business Day after the date of deposit, if transmitted by reputable overnight courier service, or (iv) the date of transmission with confirmed answer back if transmitted by facsimile (provided that a copy of such notice, demand, request or other communication shall be delivered by another method set forth in this Section 9.4), whichever shall first occur. A notice or other communication not given as herein provided shall only be deemed given if and when such notice or communication and any specified copies are actually received in writing by the Party and all other persons to whom they are required or permitted to be given. Owner and Manager may change their addresses for purposes hereof by notice given to the other Parties in accordance with the provisions of this Section 9.4, but such notice shall not be deemed to have been duly given unless and until it is actually received by the other Parties. Legal counsel for any Party may provide notice on behalf of such Party. Notices hereunder shall be directed as follows:

If to Manager:

Five Point Communities Management, Inc.

25 Enterprise, Suite 300

Aliso Viejo, California 92656

Attention: Legal Notices

Facsimile No.: (949) 349-1075

If to Owner:

Heritage Fields El Toro, LLC

c/o Rockpoint Group, LLC

Woodlawn Hall at Old Parkland

3953 Maple Avenue, Suite 300

Dallas, Texas 75219

Attention: General Counsel

Facsimile No.: (972) 934-8836

With a copy to:

MSD Capital, L.P.

100 Wilshire Boulevard, Suite 1700

Santa Monica, California 90401

Attention: Alan Epstein

Facsimile No.: (310) 458-3619

and

LNR HF II, LLC

c/o Starwood Capital Group Global, LLC

100 Pine Street, Suite 3000

San Francisco, California 94111

Attention: Daniel Schwaegler

Facsimile No.: (415) 986-4498

If to the Owner Authorized Representative:

MSD Capital, L.P.

100 Wilshire Boulevard, Suite 1700

Santa Monica, California 90401

Attention: Alan Epstein

Facsimile No.: (310) 458-3619

Section 9.5 Assignment.

(a) Except as expressly authorized in this Agreement, neither this Agreement nor any portion hereof or any rights or obligations hereunder shall be assigned or delegated by Manager, without the Approval by Owner and any attempted assignment of this Agreement or any portion hereof, or attempted delegations of any rights or obligations hereunder, without such Approval shall be void.

(b) Except as expressly authorized in this Agreement, this Agreement shall not be assigned by Owner without the approval of Manager, and any attempted assignment without such written consent shall be void. Notwithstanding the foregoing, any collateral assignment of this Agreement by Owner shall not constitute a violation of the immediately preceding sentence.

Section 9.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors (including, with respect solely to Owner, any successors by merger, consolidation or other business combination or otherwise by Law) and permitted assigns. Whenever the terms “Owner” and “Manager” are used herein, they shall be deemed to mean and include Owner and Manager and their respective successors and permitted assigns in the same manner and to the same extent as if specified each time said terms appear herein.

Section 9.7 Certain Interpretation Matters.

(a) Definitions contained in this Agreement apply to singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “includes” and the word “including” and words of similar import shall be deemed to be followed by the words “without limitation.” Each Recital, Article, Section and paragraph reference is to Recitals, Articles, Sections and paragraphs to this Agreement. The term “dollars” or “$” means United States Dollars. Accounting terms used but not otherwise defined in this Agreement shall have the meaning given them by GAAP. The Article and Section captions set forth herein have been included solely for the convenience of the Parties and shall not be used or referred to in the interpretation or construction of this Agreement or any provision hereof. “Days” means calendar days and “year” means a calendar year.

(b) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(c) The Exhibits to this Agreement are hereby incorporated and made a part hereof as set forth herein and are an integral part of this Agreement. Any capitalized terms used in any Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(d) Except to the extent expressly provided to the contrary herein, any references in this Agreement to any other agreement shall be deemed to be a reference to such other agreement as the same may be amended, supplemented, replaced, restated or otherwise modified from time to time and (to the extent required by the terms of this Agreement) made in accordance with the express terms hereof.

(e) Any reference herein to Owner being a party to a Construction Contract or a contract with an Independent Contractor shall be interpreted as a reference to either Owner and/or any Contracting Subsidiary being a party to such Construction Contract or such contract with an Independent Contractor (as the case may be). The references to Owner in any provision describing Manager Services in respect of any Loan shall be interpreted as references to Owner and any Contracting Subsidiary. All financial statements and other reporting required by Manager under this Agreement with respect to Owner shall include the Contracting Subsidiary. Without limiting the generality of the foregoing, all Manager Services provided to Owner hereunder shall include the provision of such services to Owner and, to the extent applicable, any Contracting Subsidiary.

Section 9.8 Waivers. Except as expressly set forth in this Agreement, failure by either Party to complain of any action, non-action or default of the other Party hereunder shall not constitute a waiver of the aggrieved Party’s rights hereunder unless expressed in a writing executed by such aggrieved Party. Except as expressly set forth in this Agreement, waiver by either Party of any right for any default of the other Party shall not constitute a waiver of any right for either a subsequent default for the same obligation or for any other default, past, present or future.

Section 9.9 Partial Invalidity. If any term, covenant or condition of this Agreement, shall ever be held to be invalid or unenforceable, then in each event the remainder of this Agreement or the application of such term, covenant or condition to any other Person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected and each term, covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by Laws. Any provision hereof which is held to be invalid or unenforceable only in part or degree or under specific facts, shall remain in full force and effect to the extent, and with respect to facts in connection with which, it has not been held to be invalid or unenforceable.

Section 9.10 Survival. Articles I, VI, VII, VIII and IX and all obligations of either Party to pay, reimburse and/or indemnify the other Party under this Agreement and all other provisions that expressly provide for such survival shall survive the expiration or earlier termination of this Agreement.

Section 9.11 Amendment. This Agreement may be modified, amended or restated only by a written amendment, restatement or other document signed by all of the Parties.

Section 9.12 Jurisdiction; Venue; Service of Process. Each of the Parties consents to the jurisdiction of any court in Wilmington, Delaware for any action arising out of matters related to this Agreement. Each of the Parties waives the right to commence an action in connection with this Agreement in any court outside of Wilmington, Delaware, other than to enforce a judgment of a proper court against the other Party or its Affiliates. Each of Owner and Manager represent and warrant, and covenant, that it has designated an agent for service of process in the State of Delaware and that it hereby agrees that it may be served with legal process through such agent and that it shall maintain such designation for so long as this Agreement (or any provisions hereof) remains in effect (including with respect to any provisions hereof that survive the termination or expiration of this Agreement).

Section 9.13 Jury Trial Waiver. TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, REMEDY OR DEFENSE ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE, OR WITH RESPECT TO ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING TO THIS AGREEMENT; AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY. EACH OF THE PARTIES FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LITIGATION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. FURTHER, EACH OF THE PARTIES HEREBY CERTIFIES THAT NONE OF ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. EACH OF THE PARTIES ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT TO THE ACCEPTANCE OF THIS AGREEMENT BY THE OTHER PARTY.

Section 9.14 Confidentiality.

(a) Owner and Manager agree that the terms of this Agreement and all business, financial or other information prepared pursuant to the terms hereof that is (i) not already publicly available or publicly disclosed or (ii) not expressly required or permitted by the terms hereof to be delivered to any Third Party, is confidential and proprietary information of Owner (collectively, the “Confidential Information”), the disclosure of which would cause irreparable harm to Owner, the Joint Venture and the Members. Accordingly, Manager represents, warrants and covenants that it will not (and will direct its shareholders, partners, directors, officers, agents, lenders, accountants, attorneys, advisors and Affiliates to whom Confidential Information is disclosed not to) disclose to any Person any Confidential Information or confirm any statement made by a Third Party regarding Confidential Information; provided, however, that Manager may disclose such Confidential Information (x) if required by law (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to Law will be deemed required by Law), (y) if necessary for it to perform any of its duties or obligations hereunder, and (z) to its attorneys and advisors who agree to maintain a similar confidence.

(b) Subject to the provisions of subsection (a), above, Manager agrees not to disclose any Confidential Information to any Person (other than a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including responses to discovery requests) containing any Confidential Information. Manager hereby consents in advance to any motion for any protective order brought by Owner represented as being intended by Owner to implement the purposes of this Section, provided that, if Manager receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a Governmental Authority and the order was not sought by or on behalf of, consented to or Approved by Owner, then Manager may disclose the Confidential Information to the extent required if Manager uses Due Care to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information.

(c) In the event of any breach or threatened breach of the provisions of this Section 9.14, Owner shall have the right to bring a suit for specific performance or injunctive or other equitable relief for any breach or threatened breach of the provisions of this Section 9.14 without the need to post a bond or other security.

(d) The covenants contained in this Section 9.14 shall survive the expiration or termination of this Agreement.

Section 9.15 Counterparts. This Agreement may be executed in one or more counterparts by some or all of the Parties, and (i) each such counterpart shall be considered an original, and all of which together shall constitute a single agreement, (ii) the exchange of executed copies of this Agreement by facsimile or Portable Document Format (PDF) transmission shall constitute effective execution and delivery of this Agreement as to the Parties for all purposes, and (iii) signatures of the Parties transmitted by facsimile or Portable Document Format (PDF) shall be deemed to be their original signatures for all purposes.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

OWNER:

HERITAGE FIELDS EL TORO, LLC, a Delaware limited liability company

By:	/s/ Alan Epstein
Name:	Alan Epstein
Title:	Owner Authorized Representative

MANAGER:

FIVE POINT COMMUNITIES MANAGEMENT, INC., a Delaware corporation

By:	/s/ Emile Haddad
Name:	Emile Haddad
Title:	President and Chief Executive Officer

[Signature page continues]

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED DEVELOPMENT MANAGEMENT AGREEMENT

The undersigned is executing this Agreement for the purpose of Sections 4.7 and 4.8 only.

MANAGER PARTNERSHIP

FIVE POINT COMMUNITIES LP, a Delaware limited partnership

By: Five Point Communities Management, Inc., its general partner

By:	/s/ Emile Haddad
Name:	Emile Haddad
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED DEVELOPMENT MANAGEMENT AGREEMENT

The undersigned is executing this Agreement for the purpose of Sections 4.7 and 4.8 only.

OPERATING COMPANY

FIVE POINT OPERATING COMPANY, LLC, a Delaware limited liability company

By:	/s/ Emile Haddad
Name:	Emile Haddad
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED DEVELOPMENT MANAGEMENT AGREEMENT

EXHIBIT A

Description of Corporate Team Functions

Provide corporate oversight to the Project Team and its activities, including:

(i) overseeing the Project Team’s day to day entitlements, development, financing and marketing functions;

(ii) overseeing the Project Team’s planning and product development functions for residential and commercial components of the Project;

(iii) causing Manager’s CFO to oversee all financial, treasury and accounting affairs, including financial reporting being undertaken by the Project Team, assisting or directing, as the case may be, in the acquisition and administration of project debt approved by Owner and, as appropriate, developing and maintaining banking relationships on behalf of Owner; and

(iv) causing Manager’s Chief Legal Officer/General Counsel to oversee all legal affairs on behalf of Owner (provided that Manager shall not be deemed to be providing legal services to or for Owner) and maintaining the corporate books and records of Owner as the appointed corporate secretary.

Exhibit A-1

EXHIBIT B

Incentive Compensation Provisions

[attached behind]

Exhibit B-1

Incentive Compensation Terms (FP)

1. Definitions. Terms used but not otherwise defined in this Exhibit shall have the respective meanings assigned thereof in the Agreement to which this Exhibit is attached. As used in this Exhibit the following terms have the respective meanings indicated below:

(a) “Affiliate” means:

(i) Member, any Intermediate Entity, JV or any JV Member (any of the foregoing or Owner, a “Principal”);

(ii) Any Person that, directly or indirectly, owns 30% or more of the equity interests or voting securities in any Principal;

(iii) Any Person controlling, controlled by or under common control with any Principal;

(iv) Any Person 30% or more of the equity interests or voting securities in which is owned, directly or indirectly, by any Principal or by any entity described in clause (iii).

Notwithstanding the foregoing, a Person that would otherwise be an Affiliate under the foregoing definition by reason of directly or indirectly owning equity interests in a Principal shall not be deemed to be an Affiliate if the Principal in question (A) is a publicly traded entity or (B) is a pension fund or other institutional investor, directly or indirectly, in Heritage Fields Capital Co-Investor Member LLC.

For purposes of this Exhibit, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to alone direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

(b) “Affiliated Mezzanine Lender” means a lender that is not an Unaffiliated Mezzanine Lender.

(c) “Affiliated Mezzanine Loan” means a loan made to an Intermediate Entity by an Affiliated Mezzanine Lender.

(d) “Commercial SMA” shall mean that certain Commercial Sub-Management Agreement between Owner and Commercial Sub-Manager, dated as of December 29, 2010, which was terminated by Owner effective as of June 30, 2013 subject to Commercial Sub-Manager’s right to receive “Incentive Compensation” (as defined under and in accordance with the terms thereof).

(e) “Commercial Sub-Manager” shall mean LNR HF II, LLC, a Delaware limited liability company, in its capacity as sub-manager under the Commercial SMA.

(f) “Current Partner Group” means collectively, Five Point Heritage Fields, LLC, Heritage Fields Capital Co-Investor Member LLC, MSD Heritage Fields, LLC, and LNR HF II, LLC (together with their successors and assigns as members in JV, but excluding any of the foregoing from and after the date that they cease to have any direct or indirect interest in Owner).

(g) “Distribution” means (without double counting):

(i) any distribution of cash or other property (whether tangible or intangible), directly or indirectly through one or more intermediaries, pursuant to the Organizational Documents or otherwise, by Owner to any JV Member (or any such distribution paid to a third party at the direction or for the benefit of, and in lieu of a distribution to, one or more JV Members);

Exhibit B-2

(ii) any payment or transfer of property of any kind (other than a payment or transfer in exchange for the fair value of services actually rendered or materials actually provided), directly or indirectly through one or more intermediaries, made by Owner to any JV Member, including any payment by Owner (directly or indirectly through one or more intermediaries) of interest and/or principal on account of a loan made to Owner (directly or indirectly through one or more intermediaries) by any JV Member;

(iii) any payments made to the JV or to any Intermediate Entity or to one or more JV Members, in each case by a third party providing new capital in exchange for a direct or indirect equity interest in the JV or in any Intermediate Entity or Owner (or in exchange for the economic equivalent of such an equity interest including, without limitation, by a swap, derivative, repurchase or similar transaction which grants similar economic value to such third party capital provider) or any warrant, option or other right to subscribe for or purchase any of the foregoing, except in each such case to the extent that such capital is ultimately paid to Owner or applied or reserved to pay obligations of Owner or to make Excluded Payments;

(iv) any advance of principal made under any Unaffiliated Mezzanine Loan to any Intermediate Entity, except to the extent that such advance is ultimately paid or contributed to Owner or applied or reserved to pay obligations or liabilities of Owner or to make Excluded Payments;

(v) all payments (including payments of interest) to an Affiliated Mezzanine Lender on account of an Affiliated Mezzanine Loan, to the extent made out of funds received directly or indirectly from Owner or in any manner derived from the Property;

(vi) any payments which constitute Distributions pursuant to Section 2(c) below;

(vii) any payments or distribution of cash by Owner, JV or any Intermediate Entity to the JV Members or any other Person with respect or otherwise attributable to payments that would otherwise have been due and owing to LBHI under the LBHI Participation Agreement, but that are now owing to Owner (as the assignee/successor to LBHI under such agreement or any other Person that might succeed to the interests of the then-current owner of the right to receive payments under the LBHI Participation Agreement);

provided, however, that, notwithstanding anything to the contrary contained in the foregoing, the following payments shall in no event be considered Distributions:

(A)	any compensation of any kind, including any bonuses and incentive compensation, paid to (i) Manager under this Agreement and/or (ii) the development manager under the Commercial SMA pursuant to and in accordance with the Commercial SMA (and Manager acknowledges that LNR or its Affiliate has an ownership interest in, or is, the development manager under the Commercial SMA) and/or (iii) any future manager pursuant to any management agreement hereafter entered into by Owner;

(B)	distributions or payments, whether made directly or indirectly through one or more intermediaries, to third parties that provide new capital or other valuable consideration for Owner’s benefit (or for the benefit of the JV or any Intermediate Entity) provided such distributions or payments have been negotiated in good faith on an arms’ length basis and all consideration provided by such third parties has been received by (or contributed to) Owner or applied or reserved to pay obligations or liabilities of Owner or to make other Excluded Payments;

Exhibit B-3

(C)	any amounts distributed by Owner, directly or indirectly through one or more intermediaries, to any Mezzanine Borrower to the extent such amounts are used by such Mezzanine Borrower to make any payments (including, without limitation, payment of principal and/or interest) to such Mezzanine Borrower’s Unaffiliated Mezzanine Lender which are payable under the applicable Unaffiliated Mezzanine Loan, including payments for any reserves required under any Unaffiliated Mezzanine Loan; and/or

(D)	any payments to a holder of a direct or indirect interest in JV for the purchase of such interest (whether the purchaser is a JV Member or its Affiliate or any other Person, but excluding any payment from funds of the JV or from funds derived from the Property), unless the interest being sold, when combined with any other interests being sold in connection with any related transaction(s), constitutes all or substantially all of the interests of the JV Members in the JV;

(E)	any payments made by Owner to PCCP (or its successors or assigns or any person designated by PCCP to receive any such payment) with respect to the PCCP Participation Agreement;

(F)	the first Four Hundred Seventy-Five Million Seven Hundred and Fifty-Four Thousand and Sixty Dollars ($475,754,060) in distributions made by the JV to the JV Members after the Effective Date (Owner and Manager acknowledging and agreeing that, in lieu of Manager receiving Incentive Compensation attributable to such distributions, Manager shall be paid the amounts set forth in Section 4.4(b) of the Agreement).

(h) “Excluded Payments” means all payments described in subsections (A)-(F) of the definition of “Distribution.”

(i) “IC Vesting Percentage” means 100%.

(j) “including” means including, without limitation.

(k) “Intermediate Entity” means Member or any other entity that both (i) is owned, in whole or in part, directly or indirectly, by JV and (ii) owns a direct or indirect equity ownership interest in Owner.

(l) “JV” means Heritage Fields LLC, a Delaware limited liability company (the sole member of Member as of the date hereof).

(m) “JV Member” means any Person that is a member of the Current Partner Group.

(n) “Member” means Heritage Fields EL Toro Sole Member LLC (the sole member of Owner as of the date hereof).

(o) “Mezzanine Borrower” means any Intermediate Entity in its capacity as a borrower under a Mezzanine Loan.

(p) “Mezzanine Loan” means an Affiliated Mezzanine Loan or an Unaffiliated Mezzanine Loan, as applicable.

Exhibit B-4

(q) “Organic Transaction” means any merger or consolidation of Owner (or of any direct or indirect subsidiary of Owner) with or into any other entity, and any recapitalization, redemption, reclassification of ownership interests, reorganization or other transaction resulting in a material change in the ownership structure or capital structure of Owner.

(r) “Organizational Documents” means the certificate of formation and operating agreement of the Owner, JV and each Intermediate Entity and any other charter documents pertaining to such entities.

(s) “PCCP Participation Agreement” means that certain Option for Cash Flow Participation Agreement dated as of December 29, 2010 between Owner and El Toro LLC.

(t) “PCCP/LBHI Participation Agreements” means, collectively, the PCCP Participation Agreement and the LBHI Participation Agreement.

(u) “Person” means any natural person, general partnership, limited partnership, limited liability company, limited liability partnership, corporation, professional association, joint venture, trust, business trust, cooperative, association or other entity.

(v) “Unaffiliated Mezzanine Lender” a lender that is not an Affiliate of Owner, any Intermediate Entity, the JV or any member of the Original Member Group.

(w) “Unaffiliated Mezzanine Loan” means a loan made by an Unaffiliated Mezzanine Lender to an Intermediate Entity.

2. Incentive Compensation Payments; Obligation to Recontribute.

(a) Participation Payments to Manager. From and after the Effective Date, whenever a Distribution is made, prior to or simultaneously with such Distribution, Owner shall pay to Manager an amount (“Manager Participation Payment”) equal to nine percent (9%) of such Distribution (calculated without deducting any incentive compensation specified in clause (A) of the definition of “Distribution” herein).

(b) Excluded Payments. As part of Owner’s reporting to be provided pursuant to Section 5(b) below, Owner shall notify Manager of all Excluded Payments made during the reporting period in question, setting forth: (i) the amount of each Excluded Payment, (ii) the names of the recipient(s) of each Excluded Payment, and (iii) the relevant agreement between Owner and the recipient(s) pursuant to which such Excluded Payment is being made. Upon Manager’s written request, Owner shall provide to Manager a copy of the relevant agreement pursuant to which any Excluded Payment has been made, along with a certification of Owner that such copy is true and correct.

(c) Affiliate Transactions. For purposes of computing amounts to be paid to Manager under Sections 2(a) above, if Owner, JV or any Intermediate Entity enters into any transaction with, or makes any payment to, any Affiliate of (i) Owner, (ii) JV, (iii) any Intermediate Entity or (iv) any JV Member, Owner shall fully disclose in writing the details of such transaction to Manager and to the extent such transaction involves the payment or giving of any consideration by Owner (whether directly or through JV or any Intermediate Entity) to such Affiliate, to the extent such payment exceeds the fair value of services or materials provided by such Affiliate to or for the benefit of Owner (whether directly or indirectly), such excess amount shall be deemed to be a Distribution for purposes of Section 2(a) above (except to the extent otherwise provided in the proviso contained in the definition of “Distribution”). Upon Manager’s written request, Owner shall provide to Manager a copy of such Affiliate agreement along with a certification of Owner that such copy is true and correct.

(d) No Change to Calculation of Manager’s Participation Payments; Conduct of Owner’s Business; Bad Faith Transactions. Notwithstanding anything to the contrary contained in this Agreement, in no event (including the fact that any JV Members may contribute more equity or less equity to Owner than is projected in Owner’s current business plan or any future business plan or that Owner may enter into any Organic Transaction or that any or all of the PCCP/LBHI Participation Agreements may be modified or terminated) shall there be any

Exhibit B-5

resulting modification to any percentages or dollar amounts set forth in Section 2(a) above. Manager agrees that each of Owner, JV and any Intermediate Entity shall have the complete right in its sole and absolute discretion to make such business decisions as it determines in its sole and absolute discretion, regardless of the impact on the value of Manager’s Incentive Compensation and that Manager shall have no right of consent, approval, review or consultation with respect to any business decision of the Owner, JV or any Intermediate Entity; provided, however, that none of Owner, JV or any Intermediate Entity shall in bad faith either (i) structure and implement an Organic Transaction or other transaction or (ii) enter into transactions with Affiliates of Owner, JV, any Intermediate Entity or any JV Member, in either case in order to evade making payments to Manager that would otherwise be due hereunder or deprive Manager of any other material benefits to which it is entitled under this Exhibit.

(e) Agreement of JV Members, JV and Member. Each of the JV Members, JV and Member agrees that if it receives any Distribution at a time that any amount is due from Owner to Manager under this Exhibit, it will hold such Distributions (up to but not exceeding the amount so due to Manager) in trust for the benefit of Manager and immediately remit such held amount to Manager. Each of the JV Members, JV and Member has executed this Exhibit solely for the purpose of agreeing to be bound by the terms of this Section 2(e) and any other provisions of this Exhibit which by their terms are applicable to the JV Members, JV and Member, respectively. JV shall cause any new Intermediate Entities (and any transferees of direct membership interests in the JV who are not then already signatories to this Exhibit) to execute and deliver to Manager an instrument agreeing to the provisions of this Exhibit which by their terms are applicable to any such new Intermediate Entities and/or transferees. If any JV Member assigns all or part of its direct interest in the JV to another Person, Owner shall cause such other Person to execute and deliver to Manager an instrument (the “Assignee’s Agreement”) agreeing to the provisions of this Exhibit which by their terms are applicable to any such assignee and which first arise on or after the date of the Assignee’s Agreement, whereupon the assigning JV Member shall be automatically released from any obligations under this Exhibit first arising after the date of the Assignee’s Agreement (and Manager shall, upon Owner’s request, confirm such release in writing).

(f) Amendment of Organizational Documents; New Intermediate Entities. If after the date hereof any Organizational Documents are amended in any material respect or there are any new Intermediate Entities, Owner shall promptly notify Manager of same and deliver to Manager copies of any Organizational Documents not previously delivered to Manager (provided that Owner shall have the right to redact any provisions in other Organizational Documents that it considers confidential or proprietary with respect to Owner’s business provided that Owner shall not redact any provisions which Manager reasonably requires to ascertain whether any amounts are due it under this Exhibit).

(g) Possible Return of Incentive Compensation. If there are any capital contributions required of the JV Members from and after the receipt of Incentive Compensation by Manager, then Manager will be obligated to return to Owner a portion of its Incentive Compensation in an amount equal to nine percent (9.0%) of the amount of such capital contributions by the JV Members (a “Clawback Payment”) up to, but not to exceed, (i) the aggregate amount of Incentive Compensation actually received by Manager on or after the Effective Date and prior to the date of such contribution, less (ii) the aggregate amount of Clawback Payments made by Manager prior to the date of such contribution. Manager’s obligation to make Clawback Payments shall be guaranteed under the Operating Company Guaranty.

3. AS IS. Manager acknowledges and agrees that (i) except as expressly set forth herein, neither Owner nor any principal nor agent of Owner has made any representations or warranties to Manager with respect to the Property or the future performance thereof or the value of Manager’s rights under this Exhibit or otherwise with respect to this Exhibit and the subject matter hereof and (ii) in entering into this Agreement Manager is not relying on any projections of cash flow, Distributions, profits or other information provided by Owner, and Manager has had the opportunity to conduct such due diligence as Manager has desired with respect to the same and has performed and is relying solely on its own analysis with respect to the same.

4. No Partnership. Neither this Exhibit nor any other provisions of this Agreement shall be deemed to create a partnership (including for tax purposes), joint venture or any other relationship between Owner and Manager or between any member of Owner and Manager other than, as between Owner and Member, on the one hand, and Manager, on the other hand, the relationship of debtor and creditor. Neither Owner, any Intermediate Entity, JV or any JV Member shall be deemed to have any fiduciary or other duty to Manager; provided, however,

Exhibit B-6

that the foregoing shall not in any manner limit, waive or release any obligation, right or remedy expressly provided for in this Agreement. In no event shall Manager be or become liable for any of the debts, obligations or liabilities of Owner as a result of the provisions of this Exhibit or Manager’s accepting any payments from Owner pursuant to this Exhibit. Nothing in this Exhibit shall be construed so as to grant to Manager any right to approve or consent to, or to participate in any deliberations regarding, any business or action of Owner except as expressly provided herein. Without limiting the foregoing, in no event shall Manager be deemed or considered to be a member of Owner, any Intermediate Entity, JV or any JV Member, and in no event shall Manager have any right to take any action in such capacity, including filing any voluntary bankruptcy proceeding for Owner, any Intermediate Entity, JV or any JV Member.

5. Reporting; Audits.

(a) The provisions of this Section 5 shall be effective only following the termination of the Agreement to which this Exhibit is attached and then only if and for so long as Manager is entitled, pursuant to the terms of Article VI of the Agreement to which this Exhibit is attached, to receive Incentive Compensation pursuant to the terms of the Agreement; provided, however, that the provisions of this Section 5 shall also be effective for the duration of any period during the term of the Agreement that Manager does not have access to all of the reports and information specified in Section 5(b) below.

(b) Owner shall deliver to Manager copies of the following at substantially the same time they are delivered to Owner’s mortgage lender (or any Unaffiliated Mezzanine Lender) or the JV Members: monthly and quarterly financial reports, annual audited financial statements, balance sheets and statements of operations, statements of Members’ capital and statement of cash flow, and business plans and budgets that have been adopted by Owner and any modifications thereto that have been adopted by Owner, which information shall be sufficient to track loan draws and payments, and dates of capital contributions and Distributions. Such reporting shall include (i) the information relating to Excluded Payments specified in Section 2(b) above; (ii) a calculation of all Distributions made during the reporting period in question; (iii) only if and to the extent any of the following is otherwise prepared and presented to the JV’s Executive Committee or other governing body: traffic, sales, and closing reports by neighborhood and overall community, and builder product reports (by neighborhood), inclusive of total number of homes, floor plans, square footage, and price; and (iv) copies of any final, signed third party reports that have been commissioned by and delivered to Owner by such third parties and which have been shared with Owner’s mortgage lender or the JV Members. For avoidance of doubt, it is agreed that Owner shall have no obligation to deliver to Manager any drafts or alternative iterations of business plans, budgets, cash flow models and the like unless and until they have been adopted by Owner. If any Organizational Documents are amended Owner shall notify Manager as provided in Section 2(f) above. Not more than one (1) time during any calendar year, Manager shall have the right, upon fifteen (15) days’ prior written notice to Owner and at Manager’s sole cost and expense, to audit Owner’s books and records at the place where such books and records are kept, provided that such audit shall be limited to the information contained in the reports required to be provided by Owner to Manager pursuant to this Exhibit and such audit shall not be of Owner’s books and records generally. Owner shall reasonably cooperate with Manager and Manager’s auditor in connection with any such audit. Owner acknowledges and agrees that an action for damages is inadequate to compensate Manager for a breach of the provisions of Section 5(b) and, accordingly, Manager shall have the right, without the requirement of posting any bond, to bring an action or proceeding for specific performance of the provisions of Section 5(b).

(c) Manager agrees and acknowledges that all business plans, budgets, cash flow models and any other projections, estimates or other forward looking information (collectively, “Forward Looking Materials”) delivered to Manager shall be delivered for informational purposes only and shall not constitute any representation, warranty or covenant by Owner as to any matters contained in any Forward Looking Materials and in no event whatsoever shall Owner have any liability whatsoever to Manager or any other Person by reason of projections, estimates, data or other information contained in any Forward Looking Materials, including by reason of any deviation (whether or not material) of the actual performance of Owner’s business from that projected in any Forward Looking Materials, regardless of the reason for such deviations, and Manager hereby waives and releases any and all claims against Owner based thereon.

Exhibit B-7

6. Confidentiality.

(a) Manager agrees that all information and documents received by Manager pursuant to this Exhibit, including Section 5 of this Exhibit, shall be subject to the provisions of Section 9.14 of the Agreement to which this Exhibit is attached.

Exhibit B-8

EXHIBIT C

Guaranty

Reference is made to the Second Amended and Restated Development Management Agreement, dated as of April 21, 2017 (the “Agreement”), by and among Heritage Fields El Toro, LLC, a Delaware limited liability company (“Owner”), Five Point Communities Management, Inc., a Delaware corporation (“Manager”), for the purpose of Section 4.8 thereof only, Five Point Operating Company, LLC, a Delaware limited liability company (“Guarantor”), and, for the purpose of Sections 4.7 and 4.8 thereof only, Five Point Communities, LP, a Delaware limited partnership.

The Guarantor, by this Guaranty (this “Guaranty”), assumes and agrees to be bound by the obligation (the “Obligation”) of Manager to return to Owner, a portion of Manager’s Incentive Compensation (as defined in the Agreement) pursuant to the terms and conditions of Section 2(g) of Exhibit B (Incentive Compensation Provisions) of the Agreement, and agrees that this guaranty obligation is absolute, unconditional and irrevocable (except as otherwise expressly provided in the Agreement) and that such guaranty constitutes a guaranty of payment and not merely a guaranty of collection. Guarantor further agrees as follows:

1.	Nothing herein shall require Owner to first seek or exhaust any remedy against Manager, or to first foreclose, exhaust or otherwise proceed against any collateral, security or other guaranty, if any, which may be given at any time in connection with the Obligation.

Guarantor agrees that its obligations under this Guaranty shall be primary, absolute, continuing and unconditional, irrespective of and unaffected by any of the following actions or circumstances: (a) the genuineness, validity, regularity and enforceability of any provision of the Agreement or any other agreement, instrument, certificate, notice or other document; (b) any extension, renewal, amendment, change, waiver or other modification of the Agreement or any other agreement, instrument, certificate, notice or other document; (c) the absence of, or delay in, any action to enforce the Agreement, this Guaranty or any other agreement, instrument, certificate, notice or other document; (d) the release of, extension of time for payment or performance by or any other indulgence granted to Manager or any other person with respect to the Obligation by operation of law, in equity or otherwise; (e) Manager’s Bankruptcy (as defined in the Agreement); or (f) any other action or circumstance which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, other than the Obligation having been paid or performed. Notwithstanding the foregoing, Guarantor’s obligations under this Guaranty shall be subject to any applicable statute of limitation and defenses available to Manager against the specific guaranteed claims made by the Owner under the Agreement, other than Bankruptcy of Manager or defenses relating to the absence or lack of power, authority or authorization, or lack of due execution and delivery of the Agreement by Manager or defenses related to non-substantive procedural matters.

This Guaranty shall continue and remain undischarged until the Obligation is indefeasibly paid and performed in full. Guarantor agrees that this Guaranty shall remain in full force and effect or be reinstated (as the case may be) if at any time payment or performance of the Obligation (or any part thereof) is rescinded, reduced or must otherwise be restored or returned by Owner, all as though such payment or performance had not been made or performed. If, by reason of any Bankruptcy or similar laws affecting the rights of creditors, Owner shall be prohibited from exercising any of its rights or remedies against Manager or any other person or against any property, then, as between Owner and Guarantor, such prohibition shall be of no force or effect, and Owner shall have the right to make demand upon, and receive payment from Guarantor of all amounts and other sums that would be due to Owner upon a breach or default with respect to the Obligation.

Notice of acceptance of this Guaranty and of any breach or default by Manager or any other person is hereby waived. Presentment, protest, demand and notice of protest, demand and dishonor of the Obligation, and the exercise of possessory, collection or other remedies for the Obligation, are hereby waived.

Guarantor hereby represents and warrants (all of which representations and warranties shall survive until the Obligation is indefeasibly satisfied in full), that:

(a)	Guarantor has full the power and authority to execute and deliver this Guaranty and to perform its obligations under this Guaranty.

Exhibit C-1

(b)	This Guaranty constitutes the legal, valid and binding obligation of Guarantor enforceable in accordance with its terms.

(c)	No consent of any other person or entity (including, without limitation, any creditor of Guarantor) and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty.

By its acceptance of this Guaranty, Owner agrees that, notwithstanding anything to the contrary in this Guaranty or otherwise, no person or entity other than Guarantor has any liabilities or obligations under this Guaranty and that, notwithstanding that Guarantor may be a limited liability company or limited partnership, no person or entity shall have any remedy, recourse or right of recovery against, or contribution from, any former, current or future member, general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officers, members, managers, directors, employees, agents, controlling persons, assignees or affiliates of Guarantor (but in each case excluding Guarantor in its capacity as such) (collectively, the “Guarantor Affiliates”), through Guarantor or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, by or through a claim by or on behalf of Guarantor against Guarantor or Guarantor Affiliate, or otherwise, except for rights against Guarantor under this Guaranty.

TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, REMEDY OR DEFENSE ARISING OUT OF OR RELATED TO THIS GUARANTY, THE OBLIGATIONS GUARANTEED HEREBY, ANY RELATED DOCUMENTS, ANY DEALINGS BETWEEN OR AMONG GUARANTOR AND OWNER RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN OR AMONG SUCH PARTIES WITH RESPECT THERETO; AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY. GUARANTOR FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LITIGATION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. FURTHER, GUARANTOR HEREBY CERTIFIES THAT NONE OF ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. GUARANTOR ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT TO THE ACCEPTANCE BY OWNER OF THIS GUARANTY.

THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND SHALL APPLY TO ANY AND ALL SUBSEQUENT AMENDMENT(S), RENEWAL(S), SUPPLEMENT(S) AND/OR MODIFICATION(S) TO THIS GUARANTY, THE OBLIGATIONS GUARANTEED HEREBY, AND ANY RELATED AGREEMENTS, INSTRUMENTS AND DOCUMENTS. In the event of litigation, this Guaranty may be filed as a written consent to a trial by the court.

THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS SET FORTH HEREIN SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO SUCH LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. Guarantor hereby irrevocably submits to the exclusive jurisdiction of the State or Federal courts of the Wilmington, Delaware (each, a “Delaware Court”) in any action, suit or proceeding arising out of or related to this Guaranty. All claims relating to such suits, actions or proceedings shall be brought, heard and determined in such Delaware Court. Guarantor and, by its acceptance of this Guaranty, Owner hereby (i) waives (a) any objection that it may now or hereafter have to the venue of any such suit, action or proceeding in any such Delaware Court and (b) any right to assert that such suit, action or proceeding

Exhibit C-2

was brought in an inconvenient forum and (ii) agrees not to plead or claim the same. Guarantor and, by its acceptance of this Guaranty, Owner, agrees that any final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Any notice, demand, request or other communication which may or is required to be given to Guarantor shall be given to Guarantor at the address of Manager as set forth in, and otherwise pursuant to, the notice provisions of the Agreement.

Guarantor further agrees as follows:

(a)	To the fullest extent permitted by applicable law, Guarantor hereby waives: (i) notice of acceptance hereof; (ii) notice of any financial accommodations made or extended under the Agreement, or the creation or existence of any Obligation; (iii) notice of the amount of the Obligation, subject, however, to Guarantor’s right to make inquiry of Owner to ascertain the amount of the Obligation at any reasonable time; (iv) notice of any adverse change in the financial condition of Manager or of any other fact that might increase Guarantor’s risk hereunder; (v) notice of presentment for payment, demand, protest, and notice thereof as to the Agreement; (vi) notice of any unmatured breach of default under the Agreement; and (vii) all other notices (except if such notice is specifically required to be given to Guarantor under this Guaranty or any other related agreement to which Guarantor is a party) and demands to which Guarantor might otherwise be entitled.

(b)	To the fullest extent permitted by applicable law, Guarantor waives the right by statute or otherwise to require Owner to institute suit against Manager or to exhaust any rights and remedies which Owner has or may have against Manager. In this regard, Guarantor agrees that it is bound to the payment of the Obligation, whether now existing or hereafter arising, as fully as if such Obligation were directly owing to Owner by Guarantor.

(c)	Until such time as the Obligation has been fully, finally, and indefeasibly paid in full in cash: (i) Guarantor hereby waives and postpones any right of subrogation Guarantor has or may have as against Manager with respect to the Obligation; (ii) in addition, Guarantor hereby waives and postpones any right to proceed against Manager for contribution, indemnity, reimbursement, or any other suretyship rights and claims (irrespective of whether direct or indirect, liquidated or contingent), with respect to the Obligation; and (iii) in addition, Guarantor also hereby waives and postpones any right to proceed or to seek recourse against or with respect to any property or asset of Manager.

(d)	If, notwithstanding the provisions of Section 7 of this Guaranty and the intent of the parties that Delaware law govern this Guaranty, any court shall determine that this Guaranty shall be governed by the laws of the State of California, then: WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS GUARANTY, GUARANTOR HEREBY WAIVES, TO THE MAXIMUM EXTENT SUCH WAIVER IS PERMITTED BY LAW, ANY AND ALL BENEFITS OR DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE §§ 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2838, 2839, 2845, 2847, 2848, 2849, AND 2850, AND CHAPTER 2 OF TITLE 14 OF THE CALIFORNIA CIVIL CODE.

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Exhibit C-3

FIVE POINT OPERATING COMPANY, LLC,
a Delaware limited liability company

By: Five Point Holdings, LLC, a Delaware limited liability company, its operating managing member

By:
Name:
Its:

Exhibit C-4